CODE OF CONDUCT AND
COMPLIANCE POLICIES AND PROCEDURES MANUAL JANUARY 2022

Effective Date: January 1, 2022

Definitions
Included below are definitions of various terms, titles, abbreviations, and other references that are used frequently throughout this Compliance Manual. Any questions regarding the terminology included herein should be directed to the Chief Compliance Officer

Term, Title or Reference	Definition
40 Act	Investment Company Act of 1940
Access Person
All employees of RIM are deemed Access Persons. All directors, officers, general partners, partners of the Firm and Advisory Persons of Firm’s Advisers are Access Persons as well. In addition, Access Person means all Supervised Persons, who:  a) Are involved in making securities recommendations to Clients; or b) Have access to nonpublic information regarding the following: (a) Any Clients’ purchase or sale of securities, or recommendation to purchase or sell such securities; or (b) Information regarding the portfolio holdings of any fund the Firm or its control affiliates manages.

Note: As a limited partner of RIM, Kudu Investments is not considered an Access Person of the firm.

Advisers Act	Investment Advisers Act of 1940
Back‐Office, Operations or Accounting	Reference to accounting and operations support personnel
Compliance or Compliance Team	Employees responsible for implementing the Firm’ compliance program
CCO	Chief Compliance Officer
MD	Managing Director
CAO	Chief Accounting Officer
Firm, RIM, or Investment Manager	Ranger Investment Management, LP including back-office support staff unless otherwise noted
Employee(s)	All employees, including officers, investment team members, back‐office professionals, investor relations and marketing
GP	General Partnership
GIPS	Global Investment Performance Standards
IMA	Investment Management Agreement
Investment Team	Portfolio Managers, Sector Managers, Analysts and Traders
IT Manager	Information Technology Manager
LPA	Limited Partnership Agreement
Management or Officer	Officers and Portfolio Managers in a supervisory role
Manual	The Firm’s Compliance Manual
Operative Documents	Legal and compliance documents such as the investment management agreement, Form ADVs, Private Placement Memorandum and other materials
Portfolio Managers	The Firm’s Portfolio Manager(s)
PPM	Private Placement Memorandum
President	President of Ranger Investment Management, LP

Ranger Investment Management, L.P.        January 2022

Securities or Security
Section 202(a)(18) of the Advisers Act defines “security” as any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit‐sharing agreement, collateral‐trust certificate, pre‐organization certificate or subscription, transferable share, investment contract, voting‐trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

SEC	Securities and Exchange Commission
Sub Docs	Subscription Agreement
Trader	The Employee(s) who executes securities transactions on behalf of the Firm

Ranger Investment Management, L.P.        January 2022

RIM Compliance Program Introduction
The Firm as Fiduciary
The Firm is registered as an investment adviser with the SEC in accordance with the Advisers Act. Section 206 of the Advisers Act makes it unlawful for the Firm to engage in fraudulent, deceptive or manipulative conduct. In addition to these specific prohibitions, the Supreme Court of the United States has held that Section 206 imposes a fiduciary duty on investment advisers.
As a fiduciary, the Firm owes its investors more than honesty and good faith alone. The Firm has an affirmative duty to act in the best interests of its investors and to make full and fair disclosure of all material facts, particularly where the Firm’s interests may conflict with those of its investors.
Compliance Manual
This Manual has been prepared for the Employees of the Firm. This Manual is not comprehensive and does not purport to address all compliance issues that might arise as the result of the advisory activities of the Firm. Similarly, the treatment of those issues that are discussed in this Manual is not exhaustive. This Manual is intended merely to summarize the principal compliance and legal issues involved as a result of the Firm’s status as a registered investment adviser and to establish policies and procedures applicable to all Employees of the Firm.
Employees who participate in or have responsibility in connection with the Firm’s advisory activities will be provided a copy of this Manual. This Manual is intended to be revised or supplemented from time to time.
Accountability and Authority of the CCO
The CCO reports directly to the MD and is fully authorized to implement and enforce the Firm’s compliance policies and procedures. Accordingly, the President is responsible for conducting the CCO’s performance evaluations on an annual basis. The GP acknowledge and support the CCO’s authority to administer the Firm’s compliance program. The Investment Company Act of 1940, Rule 38a‐1(c) prohibits officers or Employees from directly or indirectly taking action to coerce, manipulate, mislead, or fraudulently influence the CCO in the performance of their duties. Employees with questions not answered by this Manual should contact the CCO.
FAILURE TO COMPLY WITH THE RULES AND REQUIREMENTS SET FORTH IN THIS MANUAL CONSTITUTES A BREACH OF AN EMPLOYEE’S OBLIGATION TO CONDUCT HIMSELF OR HERSELF IN ACCORDANCE WITH THE COMPANY’S COMPLIANCE POLICIES AND PROCEDURES, AND IN CERTAIN CASES MAY RESULT IN A VIOLATION OF LAW. APPROPRIATE REMEDIAL ACTION BY THE COMPANY MAY INCLUDE CENSURE, FINE, RESTRICTION ON ACTIVITIES, OR SUSPENSION OR TERMINATION OF EMPLOYMENT.
Whistleblower
It is the policy of the Firm that any violations of applicable laws or policies contained within this Manual shall be immediately reported to the CCO or MD. If an Employee who in good faith raises an issue regarding a possible violation of law, regulations or Firm policy or any suspected illegal or unethical behavior, the Company will strive to keep confidential the identity of any such Employee. Complete confidentiality may not be possible in every case, where investigation may be required. The Firm will not permit retribution, harassment or intimidation of any Employee who in good faith makes any such report.
Code of Conduct
The Firm expects and requires its Employees to behave in a manner that is consistent with the guidelines referenced herein. These guiding principles combine to create the Firm’s Code of Conduct. Though not all inclusive, the Code of Conduct is intended as a guide the Firm has established as a behavioral benchmark for all of its Employees to follow.
The Firm is retained by our investors to manage a portion of their financial affairs and to represent their interests in this regard. As Employees of the Firm, we are keenly aware that as fiduciaries we owe our investors our undivided loyalty. Our investors trust us to act on their behalf, and we hold ourselves to the highest standards of fairness in all such matters.
The Firm expects all Employees to:
•act with integrity, competence, dignity, and in an ethical manner when dealing with current and prospective investors, the public, the Firm and fellow Employees.
•adhere to the highest ethical standards with respect to any potential conflicts of interest with regard to investor accounts. Simply stated, no Employee should benefit, or give the appearance of benefiting, over any investor.
•preserve the confidentiality of information that they may obtain in the course of conducting business and to use such information in accordance with the Firm’s Privacy Policy contained herein. Under no circumstance should confidential information be used in a way that is adverse to our investors or the Firm’s interests.
Violations of the Firm’s Code of Conduct may warrant sanctions as appropriate, up to and including suspension or dismissal at the discretion of Management. In any situation where you are unsure about the application of this code or any of the policies contained herein, you are encouraged to discuss the situation confidentially with your manager or the CCO.
THE FIRM IS COMMITTED TO FOSTERING A CULTURE OF COMPLIANCE. THE FIRM THEREFORE ENCOURAGES YOU TO CONTACT THE CCO SHOULD YOU BELIEVE YOU HAVE REASON TO DO SO.
You are required to complete the Acknowledgement Form (attached herein or provided to you via ACA Compliance Alpha platform stating that you have received, understand and will adhere to the contents of the Code of Conduct, Code of Ethics and other compliance policies and procedures throughout the Manual.

Please direct any questions about the Code of Conduct to the CCO.

Code of Ethics
Summary
All Employees of RIM are deemed Access Persons and as such you are responsible for reading, understanding and consenting to comply with the policies and procedures in the Code of Ethics. The Code of Ethics elaborates on the guiding principles found in the Code of Conduct. Specifically, the Code of Ethics details the Firm’s policies and procedures regarding issues such as:

•Personal Trading	•Insider Trading	•Gifts & Entertainment
•Outside Business Activities	•Client Complaints	•Political Contributions
•Whistleblower Policy
NOTE: Melanie Mendoza, Interim CCO, is deemed an Access Person for the duration of her role as CCO with RIM.
The Code of Ethics is predicated on the principle that the Firm owes a fiduciary duty to its investors. As such, the Code of Ethics as well as all policies and procedures in the Manual and other compliance resources are created and implemented to mitigate conflicts of interest and risks which are inherent to the investment industry and/or applicable to the Firm. Accordingly, Employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of investors. At all times, Employees must:
•Place investor interests ahead of the Firm – As a fiduciary, the Firm must serve in its investors’ best interests. In other words, Employees may not improperly benefit at the expense of investors.
•Engage in personal investing that is in full compliance with the Firm’s Code of Ethics – Employees must review and abide by the Firm’s personal securities transaction and insider trading policies.
Prohibited Transactions
It is unlawful for the Firm or any Employee by use of the mail or any means or instrumentality of interstate commerce, directly or indirectly;
1.to employ any device, scheme, or artifice to defraud any client or prospective client;
2.to engage in any transaction, practice, or course of business which operates as a fraud or deceit upon any client or prospective client;
3.acting as principal for their own account, knowingly to sell any security to or purchase any security from a client or acting as broker for a person other than such client, knowingly to effect any sale or purchase of any security for the account of such client, without disclosing to such client in writing before the completion of such transaction the capacity in which he is acting and obtaining the consent of the client to such transaction. The prohibitions of this paragraph shall not apply to any transaction with a customer of a broker or dealer if such broker or dealer is not acting as an investment adviser in relation to such transaction;
4.or to engage in any act, practice, or course of business which is fraudulent, deceptive, or manipulative.
Compliance with Applicable Securities Laws

ALL EMPLOYEES MUST COMPLY WITH APPLICABLE PROVISIONS OF FEDERAL SECURITIES LAWS AND ARE REQUIRED TO PROMPTLY REPORT ANY VIOLATIONS OF THE CODE OF ETHICS TO THE CCO.
Personal Securities Transaction Policy
Access Persons are prohibited from front running client accounts and/or acting upon inside information. Under no circumstance may an Employee, or family member living in the Employee’s household, or any account over which an Employee has control, benefit at the expense of investors or the Firm. Except as provided below for certain types of securities, Employees and family members living in their household are prohibited from making direct purchases or short sales of individual company equity securities which would result in direct or indirect beneficial ownership. Employees and family members may be permitted to sell securities they currently hold or may hold in the future (whether as the result of gift, bequest, other similar transfer, or acquired prior to employment), subject to approval by a Compliance Team member as outlined by the Pre‐Clearance Procedures set forth herein. Upon approval from the President, the CCO may exempt certain transactions.
Permissible Investment Options
Exempt Securities
Investments in Treasury securities, certificates of deposit, commercial paper and other similar money market instruments, and shares of open‐end mutual fund companies (with the exception of certain investment companies to which the Firm serves as a sub‐adviser) are not subject to pre‐clearance and reporting policies and procedures.
ETFs and Closed‐End Mutual Funds
In addition to the exempt securities mentioned above, Employees may trade ETFs and Closed‐End Mutual Funds. Though pre‐approval from a Compliance Team member is unnecessary, Employees are required to report all brokerage accounts within the ACA Compliance Alpha personal trading link.
RIM Related Investment Products
The Firm encourages Employees to invest in RIM managed or affiliated publicly-traded investment vehicles as long as Employees do not improperly benefit or appear to benefit at the expense of investors.
RIM Mutual Funds – The Firm discourages frequent purchases and redemptions of RIM Mutual Fund shares. For this and other reasons, Employees are encouraged to hold their investment in a RIM Mutual Fund for a minimum of 30 days. The Compliance Team and transfer agent monitor RIM Mutual Fund contributions and redemptions for unusual trading activity. Pre‐clearance from a member of the Compliance Team is not required; however, reporting on the initial and annual holdings reports is required.
Private Placements
Employees wishing to acquire or redeem beneficial ownership of securities in a private placement must receive written approval from a Compliance Team member by completing the appropriate section of the Personal Trading Pre‐Clearance Form. In determining whether to grant approval, a Compliance Team member will evaluate each request on a case‐by‐case basis to determine whether the Employee’s acquisition of the private placement includes special terms, conditions or treatment resulting from the Employee’s position with the Firm or presents other conflicts to clients or the Firm.
Restricted or Prohibited Investment Options
Securities and Instruments that are not Securities

The Firm will regard the following as prohibited securities for purposes of complying with RIM’s personal trading policy: any note, stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit‐sharing agreement, collateral‐trust certificate, pre‐organization certificate or subscription, transferable share, investment contract, voting‐trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.
While not considered securities by definition, commodities, futures and options traded on a commodities exchange, including currency futures are prohibited investments with respect to the Firm’s personal trading policy.
Initial Public Offerings
Employees and immediate family members are prohibited from acquiring beneficial ownership of securities in an initial public offering.
Securities or Investments Not Included Herein
An investment in any security not included herein requires pre‐clearance from the CCO in accordance with the Pre‐Clearance Procedures below.
Beneficial Ownership
Employees and immediate family members living in their household are considered to have beneficial ownership of securities if they have or share a direct or indirect pecuniary interest in the securities. Employees have a pecuniary interest in securities if they have the ability to directly or indirectly profit from a securities transaction.
The following are examples of indirect pecuniary interests in securities:
•Securities held by members of Employees’ immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother‐in‐law, father‐in‐law, son‐in‐law, daughter‐in‐law, brother‐in‐law or sister‐in‐law. Adoptive relationships are included;
•Employees’ interests as a general partner in securities held by a general or limited partnership; and,
•Employees’ interests as a manager/member in the securities held by a limited liability company.
Employees do not have an indirect pecuniary interest in securities held by entities in which they hold an equity interest unless they are a controlling equity holder or they share investment control over the securities held by the entity.
The following circumstances constitute beneficial ownership by Employees of securities held by a trust:
•Ownership of securities as a trustee where either the Employee or members of the Employees’ immediate family have a vested interest in the principal or income of the trust;
•Ownership of a vested beneficial interest in a trust; and,

•An Employee’s status as a settler of a trust, unless the consent of all of the beneficiaries is required in order for the Employee to revoke the trust.
Questions with respect to beneficial ownership should be directed to the CCO.
Cloud-Based Pre‐Clearance Procedures
RIM utilizes the ACA Compliance Alpha compliance platform for pre-clearance and reporting of all reportable brokerage accounts held by Access Persons. Access Persons must receive pre‐clearance for all personal securities transactions in which they have direct or indirect beneficial ownership before executing such transactions with the exception of Exempt Securities defined above, ETFs and Closed‐End Mutual Funds.
Prior to the sale of reportable securities or purchase of a non‐RIM related private placement, Access Persons must complete a pre-clearance request within the Compliance Alpha system. Once pre‐clearance is granted by a Compliance Team Member, the Employee has the remainder of the day to execute the transaction, or for a time period specified by the Compliance Team Member. The MD will review and pre‐clear the CCO’s trade requests. Unless otherwise noted, pre‐clearance is not required for the exempted transactions noted herein. The Firm will maintain the pre‐clearance forms and/or periodic e‐mail approvals in conjunction with the record‐keeping rule. The Compliance Team will maintain a “Watch List” of restricted securities, if any, which is updated as necessary.
Reporting
Cloud-Based Personal Trade Reporting
Employees may only personally trade securities through a registered broker‐dealer or through a company sponsored DRIP. Each Employee must require its broker‐dealer(s) to send duplicate trade confirmations for all reportable securities to the Compliance Team. Otherwise, the Employee will be required to submit a quarterly transaction report or account statement detailing all securities activities. Please see a member of the Compliance Team for a sample letter to be sent to all of your brokers regarding the Firm’s reporting requirements. Employee trades that do not occur through a broker/dealer (i.e., purchase of a private investment fund), will report such transactions separately.
Initial Quarterly and Annual Holdings Reports
New Employees are required to submit all of their personal reportable securities holdings using the Initial Holdings Report or by having the Employee’s broker‐dealers send account statements no later than 10 days after the commencement of their employment. The Initial Holdings Report must be current as of a date no more than 45 days prior to the date the person becomes an Employee.
Employees are required to provide the Firm with a complete list of reportable securities holdings (Annual Holdings Report or account statements) on an annual basis, on or before January 15th of each year. The report will be current as of a date no more than 45 days prior to the final date the report is due to be submitted.
Each holdings report or account statement must contain, at a minimum: (a) the title and type of security, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Employee has any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with whom the Employee maintains an account in which any securities are held for the person's direct or indirect benefit; and (c) the date the Employee submits the report.
In addition, Employees are required to submit a summary of any transactions within the quarter no later than 30 days after the end of each calendar quarter to the CCO via the ACA Compliance Alpha platform.
All Employees must sign the Initial or Annual Holdings Report even if they (i) do not have any reportable securities. The Firm will maintain these records in accordance with the record‐keeping rule.

Trading and Review
The Firm strictly forbids “front‐running” investor accounts, which is a practice generally understood to be an Employee placing a personal trade(s) ahead of investor accounts. The Compliance Team will closely monitor Employees’ investment patterns to detect these abuses. The MD will monitor the CCO’s personal securities transactions for compliance with the Personal Securities Transaction Policy.
If the Firm discovers that an Employee is personally trading contrary to the policies set forth above, the Employee will meet with the CCO to review the facts surrounding the transactions. This meeting will help the Firm determine an appropriate course of action.
Remedial Actions
The Firm takes the potential for conflicts of interest caused by personal investing very seriously. As such, the Firm has implemented remedial actions that are designed to discourage its Employees from violating the personal securities transaction policy. Employees should be aware that the Firm reserves the right to impose varied sanctions on policy violators including possible termination of employment depending on the frequency and severity of the policy violation.
Insider Trading
Issue
Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures, taking into consideration the nature of such investment adviser's business, reasonably designed to prevent the misuse of material, nonpublic information by such investment adviser or any person associated with such investment adviser. In accordance with Section 204A, the Firm has instituted procedures to reasonably prevent the misuse of nonpublic information.
Insider trading is generally considered to be (i) trading either personally or on behalf of others on the basis of advanced knowledge of material non‐public information or (ii) communicating material non‐public information to others in violation of the law. The Firm prohibits the following activities:
•Trading by an insider while in possession of material non‐public information about such applicable security; or
•Trading by a non-insider while in possession of material non-public information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or,
•Communicating material non-public information to others in breach of a fiduciary duty. Any questions regarding the Firm’s Insider Trading Policy should be directed to the CCO.
Whom Does the Policy Cover?
This policy covers all Employees as well as any transactions in any securities participated in by family members, trusts or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which the Employee is an officer, director or 10% or greater stockholder and a partnership of which the Employee is a partner unless the covered person has no direct or indirect control over the partnership.
What Information is Material?
Individuals may not be held liable for trading on inside information unless the information is material. Material information is generally defined as information for which there is a substantial likelihood that an investor would consider it important in making their investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Knowledge in advance of such as the following type of information is generally regarded as material:

•Dividend or earnings announcements	•Pending labor disputes	•Write-downs or write-off of assets
•Criminal, civil, and government investigations and indictments	•Additions to reserves for bad debts or contingent liabilities	•Debt service or liquidity problems
•Expansion or curtailment of company or major division operations	•Merger, joint venture announcements	•New product/service announcements
•Tender offers, stock repurchase plans, etc.	•Bankruptcy or insolvency problems	•Recapitalization
Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of material non‐public information applies to all types of securities, including equity, debt, commercial paper, government securities and options.
Material information does not have to relate to a company’s business. For example, material information about the contents of an upcoming newspaper column may affect the price of a security, and therefore be considered material.
What Information is Non‐Public?
In order for issues concerning insider trading to arise, information must not only be material, but also non‐public. Non‐public information generally means information that has not been made available to the investing public.
Once material, non‐public information has been effectively distributed to the investing public, it is no longer classified as material, non‐public information. However, the distribution of non‐public information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed, there must be adequate time for the public to receive and digest the information. Lastly, non‐public information does not change to public information solely by selective dissemination.
Penalties for Trading on Insider Information
Severe penalties exist for firms and individuals that engage in the act of insider trading, including civil injunctions, treble damages, disgorgement of profits and jail sentences. Further, fines for individuals and firms found guilty of insider trading are levied in amounts up to three times the profit gained or loss avoided, and up to the greater of
$1,000,000 or three times the profit gained or loss avoided, respectively. Hundreds of very intelligent, sophisticated investment professionals are imprisoned and billions of dollars in fines are accessed each year.
Procedures to Follow if an Employee Believes that he/she Possesses Material, Non‐Public Information

If an Employee has questions as to whether he/she is in possession of material, non‐public information, he/she is required to (i) promptly inform the CCO and (ii) not disclose the information to anyone else. From this point, the Employee and CCO will conduct research to determine if the information is likely to be considered important to investors in making investment decisions, and whether the information has been publicly disseminated.
Given the severe penalties imposed on individuals and firms engaging in insider trading, Employees:
•Will not trade the securities of any company in which they are deemed insiders who may possess material, non‐public information about the company.
•Will submit personal security trading reports in accordance with the personal securities transaction policy.
•Will not discuss any potentially material, non‐public information with colleagues, except as specifically required by their position.
•Will not proceed with any research, trading, etc. until the CCO informs the Employee of the appropriate course of action.
In addition to the above procedures, the CCO will place the security on the Firm’s restricted list.
Outside Business Activities
Under certain circumstances, Employees may be granted permission to serve as directors, trustees or officers of outside organizations such as, public or private corporations, partnerships, charitable foundations and other not-for-profit institutions only after receiving pre-clearance from the CCO. Employees may also receive compensation for such activities.
The Firm may determine that it is in its investors’ best interests for an Employee to serve as an officer or on the board of directors of an outside organization. Serving as an officer or director with organizations outside of the Firm can, however, raise serious regulatory issues and concerns, including conflicts of interests and access to material non- public information.
An Employee may come into possession of material non-public information about an outside company, or other public companies. It is critical that a proper information barrier be in place between the Firm and the outside organization, and that the Employee does not communicate such information to other Employees in violation of the information barrier.
Similarly, the Firm may have a business relationship with the outside organization or may seek a relationship in the future. In those circumstances, the Employee must not be involved in the decision to retain or hire the Firm.
Procedure for Activities and Relationships Disclosures
Pre-clearance will be granted on a case-by-case basis, subject to proper resolution of potential conflicts of interest. The CCO will confer with firm management prior to a final decision of approval or denial of any request.
All employees are required to certify the existence of any outside business activities within the ACA Compliance Alpha compliance platform no less than annually.
Gifts and Entertainment

Accepting gifts and/or attending sponsored entertainment events present real and/or perceived conflicts of interest for the Firm and the Employee. An Employee’s acceptance of a gift or invitation to a sponsored entertainment event may suggest a quid pro quo arrangement whereby the Employee feels obligated to return the favor by improperly directing Firm business, commissions or influence on the service provider from which the gift or entertainment originated.
As stated on the first page of the Firm’s Code of Ethics, Employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of investors. The Firm takes the potential for conflict of interest presented by an Employee’s receipt of inappropriate gifts and/or participation in extravagant entertainment events seriously and expects each Employee to use their best judgment and integrity if presented with such an offer.
As a general guideline, accepting gifts and participating in entertainment activities should be consistent with accepted business practices. Employees are encouraged to consult with the CCO if there is a question about the appropriateness of accepting a gift or participating in an entertainment event.
Under no circumstances should an Employee ever accept gifts or entertainment from a service provider which the Employee may reasonably believe there is an expectation to compensate such service provider with the inappropriate use of Firm resources.
Gifts
Employees are prohibited from accepting investment opportunities or other gratuities from individuals seeking to conduct business with the Firm or on behalf of an investor. Generally, the only gifts the Firm receives include items of de minimis value such as cake and fruit baskets during the holiday season. However, Employees may accept gifts from a single giver in an aggregate amount of $250 or less on an annual basis. An Employee who is the recipient of a gift from a service provider (or frequent gifts from the same giver) with an estimated cumulative value in excess of $250 must report receipt of such a gift to the CCO. The CCO will evaluate each gift‐related incident warranting a report on a case‐by‐case basis. In the event that the CCO determines that a gift from a service provider is inappropriate for acceptance by the intended recipient, such gift may (at the discretion of management) be returned to the sender or donated by the Firm to a charitable organization.
Entertainment
When considering an entertainment offer sponsored by a current or prospective service provider, Employees are expected to take into consideration the actual and/or perceived conflict of interest participation in the event poses to the Firm and its clients. Generally, Employees may attend local business meals, sporting activities and other entertainment events at the expense of a giver, as long as:
1.the expense is reasonable; and,
2.both the sponsor(s) and the Employee(s) are present.
Any event or activity in which an Employee should reasonably believe to be excessive (e.g. Super Bowl Tickets…) must be pre‐approved by the CCO. The nature, cost and extent of the entertainment must be reasonable in context to its stated purpose and reasonably judged to lack actual or perceived conflict of interest.
Solicitation of Gifts or Entertainment
Any solicitation of gifts or entertainment from a client, broker-dealer, vendor or other person is unprofessional and strictly prohibited.
Political Contributions

SEC Rule 206(4)-5 (the “Rule”) prohibits an investment adviser from receiving compensation for providing investment advisory services to a government client within two years of any contribution made by the investment adviser or a “Covered Associate” to an elected official in a position to direct or influence the investment activities of the government client. The rule generally applies to contributions at the state or local level.
For purposes of the Firm’s political contribution policy (the “Policy”) described below, “Covered Associates” for the Firm include(s) all members of the Investment Team, Traders, Management team members and family members living in a Covered Associate’s immediate household. The rule is very context specific. For example, a contribution from a Covered Associate’s spouse would likely be considered a violation of the rule. In addition, the definition of “an elected official in a position to direct or influence investment activities” may be broadly interpreted depending upon the circumstances.
De Minimis Contributions Provisions
The Rule includes a de minimis provision that permits Covered Associates and family members to make political contributions of:
•up to $350 per election per candidate if the contributor is entitled to vote for the candidate, and
•up to $150 per election per candidate if the contributor is not entitled to vote for the candidate.
•6-Month to 2-Year Penalty and Look Back
An inappropriate contribution would severely penalize both the Firm and the Covered Associate that made the contribution. For example, say a Covered Associate that also solicits for the firm makes an inappropriate political contribution to a California elected official with influence over a state plan. Upon discovery of the contribution, the Firm would have to promptly send back any state money it manages for California government entities along with all compensation it has received as of the date of the inappropriate political contribution. The Firm and the Covered Associate would not be able to manage money for California government entities for up to two years. In addition, should the Covered Associate leave the Firm, the sanction would follow him or her to future employers until the two-year period expires. The look back period is 6 months for a Covered Associate that does not solicit clients for the Firm.
Political Contribution Policy
The Firm and its general partner are prohibited from making political contributions. In addition, the Firm, its general partner and the Covered Associates are prohibited from soliciting or coordinating campaign contributions from others on behalf of an elected official or soliciting or coordinating payment to political parties.
Covered Associates – Contributions in excess of the De Minimis Exception
Covered Associates are prohibited from making political contributions in excess of the de minimis exception, without receiving written preapproval from the CCO prior to the intended contribution date. In order to receive prior written preapproval from the CCO, Covered Associates must complete the Political Contribution Approval Form.
Covered Associates – Contributions and the De Minimis Exception
Covered Associates may make political contributions in accordance with the Rule’s de minimis exceptions provided that they have provided the Compliance Team with a signed Political Contribution Disclosure Form when making said political contribution.
Covered Associates – Donated Time

There is no limit on a Covered Associate’s donated time as long as the Firm does not solicit such person’s efforts or provide the use of its resources.
Record Keeping Requirements
The Firm will maintain records for all political contributions made by Covered Associates or their immediate family members on or after March 14, 2011. Information the Firm will need to know about each political contribution includes:
•The contributor,
•The candidate’s name,
•The office the candidate is seeking,
•The state or jurisdiction,
•The dollar amount and proposed or actual date of the contribution, and
•Any further knowledge that may provide insight into a potential conflict of interest for the Firm.
•Signature of the contributor and the CCO.
In the CCO’s absence, Employees may receive preclearance from the MD.
Responsibility
All RIM Employees are responsible for reading, understanding and complying with all aspects of the Firm’s
Code of Ethics. Any violations of the Code of Ethics must be promptly reported to the CCO.
Compliance administers all aspects of the Firm’s Code of Ethics. In addition to monitoring and appraising various activities to confirm adherence with the Firm’s Code of Ethics, Compliance oversees and documents the following responsibilities:

•Annual dissemination of the Code of Ethics and certifications to Employees
•Personal Trading
•Pre-clearance for personal trading request
•Review of personal trade activity within ACA Compliance Alpha
•Dissemination and subsequent review of initial and annual holdings reports
•Insider trading education and awareness
•Outside business requests and approval
•Political contribution requests and approval
•Gifts and entertainment inquiries and approval
•Client complaints and resolution
Management support and supervision is essential to the effective implementation of the Code of Ethics as well as the other compliance policies and procedures. The CCO will confer with the President regarding any material exception to the Code of Ethics.
All questions concerning the Code of Ethics should be directed to the CCO.

Duty to Supervise

ISSUE
Firm Management recognizes that supervision of Employees is essential to protecting investor interests and delivering a high level of service. The Code of Conduct, Code of Ethics, and the policies and procedures set forth in the Manual assist Management by providing the necessary tools and guidance to effectively supervise Employees. Management and other Employees in supervisory roles will regularly monitor the following activities in recognition of the Firm’s duty to supervise, (note that is list is not all inclusive):

•New account setup
•Investor complaints or concerns
•Personal securities trading of Employees
•Form ADV, regulatory issues, and other disclosure documents
•Private fund oversight and investor files
•Client agreements
•Portfolio management and securities valuation
•Marketing and advertising
•Brokerage and best execution
•Code of Ethics and Compliance Manual
•Communications – client and Employee
•Business continuity and cybersecurity
•Privacy
The SEC approaches the duty to supervise very seriously. Section 203(e) of the Advisers Act states, in part, that the SEC may prohibit investment advisers from engaging in investment advisory activities for a period not exceeding twelve months, or in the worst-case scenario, revoke the registration of the investment adviser. The severity of the sanction is determined on a case‐by‐case basis; however, past SEC enforcement actions have observed the reasonableness of compliance procedures as an affirmative defense against a claim of failure to supervise.
Policy
Management will reasonably supervise the activities of its Employees.
Procedures
Supervision over certain responsibilities is generally delegated to various Employees within the Firm. Such delegation of responsibilities must occur to ensure that the Firm provides investors with the highest level of service. The Firm operates within a well‐defined supervisory structure that oversees the responsibilities of its Employees and the individuals to whom they report.
The Firm expects Employees to report any issues to Management that may arise in which they may be unfamiliar or otherwise require assistance. In addition, Employees must also report to the CCO any activities that run contrary to the Code of Conduct, Code of Ethics, and other policies and procedures set forth herein that may adversely affect investors and/or the reputation of the Firm.
RIM subscribes to and utilizes various cloud-based platforms (as defined throughout this Manual) to manage and report on supervisory requirements.
Responsibilities
Management support and supervision is essential to the effective implementation of the Firm’s compliance program. Employees with supervisory responsibilities are required to reasonably oversee and manage the activities of their subordinates.

Compliance creates, implements and oversees the Firm’s compliance program.
Marketing
Issue
The term “Advertisement” will include any written correspondence or communication addressed to more than one person, or any notice or other announcement in any publication or broadcast by radio or television, which offers (1) any analysis, report, or publication concerning securities, or which is to be used in making any determination as to when to buy or sell any security, or which security to buy or sell, or (2) any graph, chart, formula, or other device to be used in making any determination as to when to buy or sell any security, or which security to buy or sell, or (3) any other investment advisory service with regard to securities.
Regulations
Rule 206(4)‐1(a) under the Advisers Act forbids investment adviser advertisement that:
•refers to any testimonial of any kind concerning the Firm or any advice, analysis, report or other service rendered by the Firm;
•represents that any graph, chart, formula or other device offered by the Firm can in and of itself be used to determine which securities to buy or sell, or when to buy or sell them;
•contains any statement to the effect that any report, analysis, or other service will be furnished free or without charge, unless the report, analysis or other service actually is or will be furnished entirely free and without any condition or obligation; and
•contains any untrue statement of a material fact, or which is otherwise false or misleading.
•Additionally, the SEC has issued no‐action relief to investment advisers regarding their use of advertisements. The Firm intends to follow the requirements and guidelines outlined in these no‐action letters, when applicable.
Policy
All marketing materials produced by or on behalf of the Firm will conform to applicable rules and regulations promulgated under state and federal securities laws. The rules, interpretations, and no‐action positions governing marketing materials and communications are complex and are not covered in their entirety by this marketing policy. The Firm has established this policy to reasonably comply with applicable rules and regulations.
The Firm is prohibited from publishing, circulating, or distributing any advertisement that contains any untrue statement of a material fact or that is otherwise false or misleading. In evaluating whether marketing materials are misleading, the following factors should be considered:
•explanations or disclosures necessary to mitigate misleading information contained in the marketing material;
•the general economic or financial conditions that affect assumptions found in the material;
•any representations of future gains, income or expenses;
•any portrayals of performance that imply that past results may be repeated in the future, or that cannot be justified under the circumstances;

•any exaggerated or unsubstantiated claims;
•any discussion of benefits of the investment without giving equal prominence to the risks or limitations associated therewith;
•overall context in which the advertisement is made;
•sophistication and investment experience of the audience to which the advertisement or marketing piece is directed;
•overall clarity of the advertisement or marketing piece;
•use of footnotes, endnotes and disclosures in the advertisement or marketing piece.
Current Performance Data Requirement
All performance information included in any advertising material must be as current as practicable. For purposes of this Policy, the term “current” will mean, at a minimum, quarterly. Thus, for example, the Firm will be prohibited from distributing an advertisement with performance data that does not include results for the most recent calendar quarter. Monthly performance following the most recent calendar quarter is acceptable as well. All performance returns used for collateral materials must originate from Accounting.
Hypothetical/Back‐Tested Performance
Hypothetical/back‐tested performance information may be used only when specific procedures are followed including, but not limited to, thorough documentation and disclosure regarding exactly how the performance was calculated, an explanation of the limitations of pro‐forma, hypothetical, simulated, model, back‐tested or carve‐out performance and a description of any pertinent market circumstances and assumptions. In addition, the intended audience for information including such performance must be reasonably considered to have the sophistication to understand model performance and the material limitation associated with such performance.
Past Performance Information
The presentation of performance in marketing material is prohibited if:
•the marketing material fails to disclose whether and to what extent the results portrayed reflect the reinvestment of dividends or other earnings;
•the marketing material suggests or makes claims about the potential for gain without disclosing the possibility of loss or fails to state that past results are not necessarily indicative of future performance;
•and, if presented gross of fees and expenses, the marketing material includes results that do not reflect or disclose the deduction of advisory fees, brokerage or other commissions, or any other expenses that an investor would have paid.
With certain exceptions as it relates to advertisements provided on a one‐on‐one basis, all performance must be presented net of fees, or both net and gross of fees with equal prominence.
One‐on‐One Presentations
Advertisements using gross performance numbers may be used in one‐on‐one presentations of a private nature if accompanied by written disclosure of:

•The fact that the performance figures do not reflect the deduction of investment advisory fees;
•The fact that the investor's return will be reduced by the advisory fees and any other expenses it may incur in the management of its investment advisory account;
•The fact that the investment advisory fees are described in Part 2A of the adviser's Form ADV; and
•A representative example showing the effect an advisory fee, compounded over a period of years, could have on the total value of an investor's portfolio.
The Firm intends to include the disclosures described above if it uses gross performance numbers in one‐on‐one presentation materials.
Back‐Up of Performance and Other Support Materials Required
Past performance reporting must be accurate and substantiated. The Firm will maintain performance related documentation and other support materials used to produce the results presented in all marketing pieces.
Procedures
Included below are the procedures the Firm will follow to help ensure all marketing related materials and activities adhere to policies outlined herein.
•All marketing materials the Firm uses are reviewed and revised by multiple Employees such as, members of the investment team, the trader, investor relations, marketing, accounting, compliance and/or legal. Each reviewer initials and dates a collateral review form which is attached to the marketing piece. The Firm retains copies of the approvals received from the participants in the review process. Participants involved in the review process may vary.
•Marketing materials that do not change from month to month, other than performance figures, will not be required to be reviewed on an ongoing basis after an initial review by the Compliance Team. All portfolio return information used in marketing materials must originate from the accounting team. Prior to use and dissemination, performance related information must be approved by the CAO or designee and will be maintained by members of the accounting team.
•The Firm must retain copies of all marketing pieces the Firm uses. The Compliance Team will conduct a review on at least an annual basis, or as necessary, of such materials to ensure that they comply with any new and applicable SEC or other regulatory agency rules, regulations or no‐action positions, or GIPS. RIM contracts with ACA Performance Services to perform GIPS verification of RIM’s composites. Beginning with calendar year 2021, composites are verified on an annual basis. Prior to 2021, GIPS verification was performed quarterly.
Interviews, Seminars and Interaction with the Media
Generally, RIM investment team members, management and marketing personnel only present to institutional investors and/or sophisticated accredited or qualified individual investors. However, on occasion such Employees may be asked to,
•Present to, or interview with, the media
•Contribute information used in articles and other publications
•Participate in a seminar or speaking engagements

In anticipation of such events, Employees likely to be called upon to present, contribute or participate in the activities described above should consider important concepts presented throughout the Marketing section of the Manual. Examples of such concepts the Firm prohibits include, but are not limited to,
•exaggerated, unsubstantiated, false or misleading claims
•promissory statements or language suggesting guaranteed performance results
•inappropriate use of client names
•portfolio holdings that have yet to be disclosed by the Firm, prospective portfolio holdings that have yet to be purchased or existing holdings intended to be sold.
In addition to issues the Firm prohibits or discourages, a portion of the training will focus on issues and behavior the Firm expects from all Employees. The Firm has an affirmative duty to act in the best interests of current, prospective and former clients and to make full and fair disclosure of all material facts, particularly where the Firm’s interests may conflict with those of investors. The Firm expects all Employees to,
•act with integrity, competence, dignity, and in an ethical manner when dealing with current and prospective investors, the public, the Firm and fellow Employees
•adhere to the highest ethical standards with respect to any potential conflicts of interest regarding current, prospective and former clients
•preserve the confidentiality of information that they may obtain while conducting business and to use such information in accordance with the Firm’s Privacy Policy
Written materials, slides or other presentation materials prepared for interviews, articles, seminars or speaking engagements must be pre‐approved by the Compliance Team.
Social Media Policy
Certain segments of the investment industry increasingly look to social media outlets such as Facebook, Twitter and LinkedIn to market their services. Similarly, however, regulators increasingly look to social media outlets for violations of advertising and privacy rules and regulations. Generally, retail investment organizations use social media outlets to market and/or communicate with the investing public regarding their organizations, products and services.
The Firm’s client base includes large institutional and accredited high net worth investors. In addition, the Firm’s marketing materials are designed exclusively for presentation to institutions, industry consultants and other sophisticated investment professionals. As such, the Firm does not consider social media to be an appropriate avenue in which to promote the Firm or market its investment advisory products and services.
This policy is not intended to interfere with an Employee's right to engage in social media communication. Rather, RIM has implemented this policy exclusively for the purpose of prohibiting communications that violate (or could potentially violate) laws or rules that are applicable to the Firm and our clients. To the extent that any Employee participates in social media, this policy shall apply.
Use of Corporate Social Media – Company Endorsed Communications
RIM maintains a corporate LinkedIn page and may post pre-approved internal whitepapers or press releases. Certain senior members of RIM’s management team also maintain LinkedIn pages for the purpose of posting the same material.

Prohibited Use of Personal Social Media Accounts
Employees are prohibited from using social media outlets to promote the Firm and/or its investment products and services. In addition, Employees may not engage in Firm related business activities using social media. As such, Employees are required to conduct all business activities and communications using Ranger sanctioned systems such as, Ranger e‐mail and instant message.
Other examples of social media activities the Firm prohibits include:
•disseminating confidential and/or sensitive Firm or investor information such as, but not limited to, any name or list of names of current, former or prospective clients, trading data, portfolio holdings and accounting reports;
•communicating with current and/or prospective clients, industry consultants, broker dealers and service providers regarding any business-related purpose; and,
•circulating inappropriate information, especially information regarding the Firm, clients, business partners, and/or other Employees.
Acceptable Use of Personal Social Media Accounts
Employees may use social media outlets for personal activities, including maintaining a professional profile on LinkedIn or similar sites. Employees may passively reference their position and employment with the Firm within social media sites such as LinkedIn, provided that the Employee is not implying or otherwise lending the belief that any communication within such site is pursuant to their responsibilities and authority as an Employee of the Firm. Likewise, if an Employee is referencing their affiliation or employment with the Firm, such Employee is expected to act with integrity, competence, dignity, and in an ethical manner. In addition, the Firm expects all Employees to preserve the confidentiality of information that they may obtain while conducting business. Under no circumstance should confidential information be used in a way that is adverse to the Firm and/or our investors’ interests.
Employees may share pre-approved RIM whitepapers or press releases from their personal LinkedIn page.
Exceptions
Employees may submit a request to the Compliance Team for an exception to this policy. The Compliance Team will review each request on a case-by-case basis and determine whether to permit the use of social media or social networking site.
All employees must adhere to the Firm’s Code of Conduct and Code of Ethics in every public setting, including when using social media sites. In addition, other applicable Firm policies and procedures, including those related to Insider Trading and Privacy govern employee behavior with respect to the disclosure of information. These policies are applicable to both professional and personal online activities.
Books and Records
The Firm will maintain copies of all marketing materials in its books and records. These materials may include, but are not limited to:

•Brochures, Presentations	•Responses to RFP’s
•Website	•Data Provided to Consultants
•Press Related Marketing Materials	•Consultant and Client Questionnaires
•Communications to Clients or Prospects	•Presentations developed for Seminars or Investor Meetings
Responsibility
Compliance and the President are responsible for overseeing all Firm related marketing activities.
Various Employees are responsible for ensuring the Firm’s marketing materials (i) are accurate, (ii) include appropriate disclosures, (iii) are not misleading, and (iv) are appropriate for the sophistication level of the recipient.
Marketing and Investor Relations are responsible for creating, maintaining and disseminating the Firm’s marketing materials. In addition, Investor Relations circulates marketing materials for review and documents that all appropriate parties signed off on the materials.
Accounting verifies that the performance results presented in the marketing materials is current and accurate.
An Investment Team member reviews the investment characteristics, performance results and other representations in the marketing materials to confirm such representations are accurate and not misleading.
Compliance reviews new marketing materials prior to use or as necessary (as a result of updates or revisions) to ensure the materials adhere to the four principles referenced above. Compliance seeks to ensure that the Firm maintains its claim of compliance with GIPS standards. In addition, Compliance maintains (i) the Firm’s GIPS policies and procedures and (ii) the disclosure portion of the GIPS disclosure presentations.
Third Party Marketing
Issue
Rule 206(4)‐3 under the Advisers Act allows registered investment advisers to pay a cash fee to a solicitor (both internal and unaffiliated) for referring clients, only if pursuant to a written agreement. One of the stipulations that must be contained in the written agreement is that the solicitor must provide a separate written disclosure document, in addition to the adviser’s disclosure document, to prospective clients at the time of the solicitation. The Rule also requires that the investment adviser make a bona fide effort to determine whether the solicitor has complied with the agreement and have a reasonable basis for believing the solicitor has complied with the Rule.
Policy
When the Firm uses solicitors to obtain new clients it will comply with the solicitation rule.
Procedures

1.The Firm will only pay a cash fee, directly or indirectly, to a solicitor pursuant to a written agreement.
2.The written agreement between the Firm and the solicitor will require the following conditions:
•Describes the solicitation activities to be engaged in by the solicitor on behalf of the Firm and the compensation to be received;
•Contains an undertaking by the solicitor to perform their duties under the agreement in a manner consistent with the Firm’s instructions and the provisions of the Advisers Act and the Rules hereunder; and
•Requires that the solicitor, at the time of any solicitation activities, provides the client with a current copy of the Firm’s Part 2A and 2B of Form ADV and a separate written disclosure document.
3.The solicitor’s separate written disclosure document will contain the following information:
•The name of the solicitor;
•The name of the Firm;
•The nature of the relationship, including any affiliation, between the solicitor and the Firm;
•The terms of such compensation arrangement, including a description of the compensation paid or to be paid to the solicitor; and
•The amount, if any, the client will be charged in addition to the advisory fee.
•The document will also serve as the signed and dated acknowledgment of receipt by the prospective clients.
4.Any solicitor acting on behalf of the Firm will not be a person subject to the disciplinary actions stated in Rule 206(4)‐3(A)(1)(ii) under the Advisers Act or in violation of the Bad Actor Rule 506(d), if applicable.
5.The Firm will maintain originals and/or copies of all solicitor documents in the respective client files.
Responsibility
The President and Legal oversees the Firm’s solicitation arrangements, including the establishment of new relationships.
Compliance will assist in determining the eligibility of the solicitors (i.e. Bad Actor Rule) and will seek to ensure that each solicitor complies with the terms of the written agreement with the Firm.
Rule 506(d) – Bad Actor
Introduction
Rule 506(d) disqualifies issuers of securities from relying on Rule 506 if certain felons and other "bad actors" are involved in private fund offerings. Specifically, an issuer is not able to rely on Rule 506 if a "Covered Person" is subject to a "Disqualifying Event" that occurs on or after September 23, 2013 (the "Effective Date").

Any acts committed by a Covered Person that constitute a Disqualifying Event prior to the Effective Date must now be disclosed to prospective purchasers in the Offering, and any acts committed by a Covered Person that constitute a Disqualifying Event on or after the Effective Date would disqualify the Company from relying on the Rule 506 exemption for the Offering.
In addition, Rule 506(e) requires issuers to provide written disclosure to purchasers, at a reasonable time prior to the sale, of matters that would have triggered disqualification but for the fact that they occurred prior to the Effective Date.
Covered Persons
In connection with the Firm’s private fund offerings, Covered Persons include the:
•issuer, including its predecessors and affiliated issuers
•directors, general partners, and managing members of the issuer
•executive officers of the issuer, and other officers of the issuer that participate in the offering
•20 percent beneficial owners of the issuer, calculated on the basis of total voting power
•promoters connected to the issuer
•for pooled investment fund issuers, the fund’s investment manager and its principals
•persons compensated for soliciting investors, including their directors, general partners and managing members
Disqualifying Event
Disqualifying events under Rule 506(d)(1) include certain:
•criminal convictions within the last ten years (five years for the issuer, any predecessors and any affiliated issuers)
•orders, judgments or decrees of US courts within the last five years
•final orders issued by state securities, insurance, banking, savings association or credit union regulators, federal banking agencies, the Commodity Futures Trading Commission or the National Credit Union Administration
•SEC disciplinary orders relating to brokers, dealers, municipal securities dealers and investment advisers and their associated persons
•SEC cease‐and‐desist orders within the last five years relating to scienter‐based anti‐fraud provisions of the federal securities laws or Section 5 of the Securities Act
•suspension or expulsion from membership in a self‐regulatory organization
•SEC stop orders and orders suspending a Regulation A exemption within the last five years
•US Postal Service false representation orders within the last five years

Identifying Potential Bad Actors
The Firm seeks to identify potential bad actors initially prior to a Covered Person’s employment with the Firm and annually thereafter. The Firm conducts background checks on Employees as a condition of employment. In addition, Compliance requires all new Covered Persons to complete a Bad Actor Questionnaire initially and annually thereafter. In addition to affiliated Covered Persons, the Firm requires unaffiliated solicitors hired to sell its private funds to complete and sign the Bad Actor Questionnaire initially and annually thereafter.
Account Opening and Closing
Issue
The Firm manages investor accounts on a discretionary basis. “Discretion” is not defined in the Advisers Act. However, the Firm will be considered to exercise investment discretion over an investor's account if it can effect transactions for the investor without first having to seek the investor's permission. The procedures listed below are required when opening an investor’s account.
Additionally, as the Firm ceases to act as investment adviser over terminated investor accounts, Employees will follow the process provided herein to close investor accounts.
Policy
Employees may open a discretionary account for an investor as outlined in the applicable IMA or PPM, provided that procedures governing such accounts are followed. Conversely, terminated investor accounts must be removed from the Firm’s or clients’ custodial platforms as soon as practicable in accordance with guidelines found in the respective IMA or PPM.
Procedures
Summary Procedures for Opening a New Advisory Account
1.The Firm must furnish new investors with disclosure documents including the Firm’s Part 2A and 2B of Form ADV and Privacy Notice no later than when the investor executes the appropriate agreement.
2.All investor contractual documentation including Sub Docs or an IMA are reviewed by the Investor Relations Manager, Portfolio Manager, CCO, outside counsel, and/or other Management members (as necessary).
3.The Firm obtains information from an investor set forth in the Firm’s IMA or Sub Docs for the purpose of determining client identification, investment suitability and objectives. As required by Regulation D Rule 506, an investor must meet certain net worth and sophistication hurdles in order to be considered a suitable candidate for the Firm’s private pooled investment funds.
4.Investor accounts will not be managed on a discretionary basis unless investor consent is obtained authorizing discretion as set forth in the applicable Sub Docs or IMA.
5.The Firm must complete new account forms that are required by executing brokers chosen by the Firm. The forms must provide the Firm with the authorization to trade on behalf of the investor (limited power‐of‐ attorney).
6.With regard to separately managed accounts, the Firm will note and document any investor‐imposed investment restrictions and reporting requirements. The actual trade restriction at the security level is set up in Moxy and/or the Firm’s proprietary systems. The Firm must enter data into its systems to include the investor’s account. Additionally, the Firm will create a paper and/or electronic file for the investor, which includes, among other things, the executed IMA, Sub Docs, correspondence, and other investor related documents.
Summary Procedures for Closing a Terminated Investor Account
1.In accordance with the instructions found in the PPM or IMA, investors are required to notify the Firm in writing should the investor desire to fully or partially redeem its investment or terminate an IMA.
2.The Employee that receives the redemption notice informs the Back‐Office, Portfolio Manager or Investment Team members responsible for managing the account of the investor redemption.
3.The appropriate member of the Firm’s accounting team calculates the pro rata fee for the period based upon the investor termination date as detailed in the IMA or PPM.
4.All information relating to the management of an investor’s account must be maintained in accordance with the Advisers Act (i.e., 5 years from the end of the fiscal year in which the account is terminated).

Responsibilities
Employees such as the Investor Relations Manager, Back‐Office Employees, Investment Team members, the CCO, or Management team members are responsible for various aspects of opening and closing an investor account.
Investor Privacy
Issue
The SEC’s Regulation S‐P (Privacy of Consumer Financial Information), which was adopted to comply with Section 504 of the Gramm‐Leach‐Bliley Act, requires investment advisers to disclose to investors its policies and procedures regarding the use and safekeeping of personal information.
Personal information is collected from investors when their account is opened and occasionally thereafter, primarily to determine the investor’s investment objectives and financial goals and to assist in providing investors with a high level of service.
The SEC’s Regulation S‐AM (“Reg S‐AM”), was also adopted to limit the extent to which certain financial institutions can provide investor information to affiliates for marketing purposes. Reg S‐AM prohibits investment advisers from using “eligibility information” about an investor received from its affiliate(s) to make “marketing solicitations” to investors, unless:
•The investor has received notice of the potential marketing use of the information;
•The investor has been provided a reasonable opportunity and a simple method to opt out of receiving the marketing solicitation; and
•The investor did not opt out.
Reg S‐AM complements current restrictions contained in Regulation S‐P. Hence, Reg S‐AM will allow investors in certain circumstances to control the use of their “eligibility information” for marketing purposes.

Policy
The Firm will not disclose an investor’s personal information to anyone unless it is permitted or required by law, at the direction of an investor, or is necessary to provide services to said investor.
Procedures
The Firm will (a) ensure the security and confidentiality of current and former investor records and information; (b) protect against known anticipated threats or hazards to the security or integrity of current and former investor records and information; and (c) protect against unauthorized access to or use of current or former investor records or information that could result in substantial harm or inconvenience to any investor. Accordingly, the following procedures will be followed:
1.The Firm will not sell investor information to anyone.
2.The Firm will restrict access to investors’ personal information to individuals within the Firm who require the information in the ordinary course of servicing investors’ accounts. Investor information is used only for internal business purposes.
3.On occasion, the Firm may share basic investor contact information with an affiliate if the Firm has reason to believe said investor may have interest in the affiliate’s products or services.
4.The Firm has developed procedures to safeguard investor records and information as described below.
5.Investor information may only be given to the third parties under the following circumstances:
•To broker‐dealers to open an investor’s brokerage account;
•To other firms as directed by investors, such as accountants, lawyers, etc.;
•To specified family members; and
•To regulators, when required by law.
6.At times, investor information may be reviewed by the Firm’s outside service providers (i.e., accountants, lawyers, consultants, etc.). The Firm will review the entities’ privacy policies to ensure that investors’ information is not misappropriated or used in a manner that is contrary to the Firm’s privacy policies.
7.The Firm will provide a privacy notice to investors upon inception of the relationship and annually thereafter. The privacy notice will be furnished to investors in a written format and the Firm will maintain a record of the dates when the privacy notice is provided to investors.
8.In the event of a material change in the privacy policy, the Firm will provide its investors with a sufficient amount of time to opt out of any disclosure provisions.
9.In the event that unintended parties receive access to personal and confidential information of California residents, the Firm will disclose to those investors that there was a privacy breach. See Senate Bill No. 1386.
10.If an Employee receives a complaint regarding a potential identity theft issue (be it from an investor or other party), the Employee should promptly notify the CCO. The CCO will thoroughly investigate any valid complaint and document all complaints as well as the result of any investigations.

11.Any suspected breach of the privacy policy should be promptly reported to the CCO.
Opt‐Out Procedures
In the event an investor decides to Opt‐Out of sharing information with affiliates or joint marketers the following procedures will be followed:
1.Upon receipt of request Compliance will confirm which information the investor wishes to limit sharing.
2.Compliance will notify Investor Relations regarding the request received from the investor to limit sharing.
3.Once the system has been updated Compliance will notify the investor.
4.Periodically Compliance will review records to ensure investors who have requested information sharing limits have such limits still in place.
Hardware and Software Security
Data and Software Availability
The Firm is responsible for ensuring that important records are secured in a safe and secure manner. The Firm’s IT manager will ensure that the following tasks are completed to address these needs:
•Back up and store important records and programs on a regular schedule
•Check data and software integrity
•Fix software problems as quickly as possible
Computer Networks
The Firm has the responsibility for setting up and maintaining appropriate security procedures on the network and requires Employees to act responsibly and ethically when operating their own computer. The Firm’s IT Manager, staff and outside vendors actively address network security issues in a variety of ways including, but not limited to:
1.Using hardware and software tools to detect and remove viruses.
2.Isolating contaminated files or systems.
3.Checking files downloaded from the Internet.
4.Testing software before it is installed to make sure it doesn't contain a virus/worm that could have serious consequences for other personal computers and servers on the Firm’s network.
5.Selecting passwords and limiting access to sections of the server only to Employees that require access to prevent unauthorized use of files on networks or other personal computers.
6.Systematically running back‐ups on all system files.
7.Incorporating a secure cloud-based service using either an application or browser which utilizes SSL, TLS, or HTTPS to provide end-to-end encryption technology and/or Terminal Services for Employees that work from remote locations.

Maintenance and/or Disposal of Sensitive Hardcopy Information
At all times the Firm should be acutely aware of how it stores and/or disposes of sensitive hardcopy information. Sensitive hardcopy information relating to clients/investors, company personnel, portfolio holdings, characteristics and performance and accounting records (see Books and Records Policy) required to be maintained by the SEC are examples of information that should be stored securely or destroyed if no longer necessary.
During nonworking hours or when unattended when authorized Employees do not occupy the areas where the Firm maintains or regularly uses sensitive hardcopy information, all sensitive hardcopy information should be stored in locked file cabinets. If an Employee’s duties require handling sensitive hardcopy information, he or she must always take care to protect the integrity, security, and confidentiality of these records.
Disposing of unnecessary or duplicate sensitive information requires shredding the hardcopies or placing such information in the secured containers found in the supply and/or copy rooms. Such sensitive information should never be placed in the trashcan or small recycle bins in an Employee’s office or cube.
Additional information with respect to use of hardcopy information or issues involving hardware, software and other technology resources used to safeguard sensitive information is available in the Firm’s Information Security Program.
About Investors or the Firm
Any information that an Employee obtains regarding the Firm’s investors, advice furnished by the Firm to its investors, non‐public data furnished to the Firm by any investor, or the analyses and other proprietary data or information of the Firm is strictly confidential. Disclosure of such information to any third party without the permission of the CCO or another authorized officer of the Firm is grounds for immediate termination by the Firm.
Responsibilities
All Employees are responsible for understanding the issues covered in the Privacy Policy and other Firm initiatives such as the Information Security Program. Employees are expected to use good judgement and diligence in protecting the Firm and our clients’ sensitive information.
The IT Manager, under the supervision and guidance of senior management, is expected to maintain a secure technology network necessary to reasonably protect sensitive information obtained by the Firm.
Compliance will monitor and maintain the Firm’s Privacy Policy initiatives; coordinate the dissemination of the Privacy Notice; and train Employees with respect to the importance of using and protecting sensitive information responsibly and with integrity.
Maintenance of Books and Records
Issue
Rule 204‐2(a) under the Advisers Act requires investment advisers to maintain certain books and records.
Policy
Record Retention Policy ‐ Rule 204‐2 imposes extensive recordkeeping requirements on the Firm and the SEC attaches considerable importance to these provisions. Generally speaking, Rule 204‐2 requires the Firm to maintain two types of records: (i) typical business accounting records and (ii) certain records the SEC believes an adviser should keep in light of the special fiduciary nature of its business.

All books and records required under Rule 204‐2 must be maintained in an easily accessible place for at least five years from the end of the Firm’s fiscal year during which the last entry was made; the first two years must be in an appropriate office of the Firm, even if the Firm’s investment advisory business is discontinued during that period.
Procedures
Required Records Relating to the Firm ‐ The Firm is required to maintain the following records relating to its business:
•a general journal, including cash receipts and disbursement records, and any other records of original entry
•forming the basis of entries in any ledger
•general and auxiliary ledgers reflecting asset, liability, reserve, capital, income and expense accounts
•all check books, bank statements, cancelled checks and cash reconciliations
•all bills or statements, paid or unpaid, relating to the Firm’s business
•all trial balances, financial statements, and internal audit working papers relating to the Firm’s business.
Required Records Relating to the Firm’s Investors ‐ The Firm is required to maintain the following records relating to its investors:
•each order given by the Firm for the purchase or sale of any security
•instruction received by the Firm from an investor concerning the purchase, sale, receipt or delivery of a particular security
•modification or cancellation of an investor’s instructions
•originals of all written communications received and copies of all written communications sent by the Firm relating to:
▪recommendations made or proposed to be made and any advice given or proposed to be given; receipt, disbursement or delivery of funds or securities
▪the placing or execution of any order to purchase or sell any security; a list of all accounts over which the Firm has discretionary power all powers of attorney and other evidence of the granting of discretionary authority by any investor to the Firm
▪all written agreements entered into by the Firm with any investor or otherwise relating to the Firm’s investment advisory business
▪copies of publications and recommendations distributed by the Firm to ten or more persons and, if not disclosed in the publications, a record indicating the basis and reasons for making the recommendations
▪a record of every transaction in a security (other than direct obligations of the United States) in which the Firm, or any “advisory representative” (as defined in Rule 204‐2(a)(12)(A)) of the investment adviser, has, or by reason of the transaction acquires, any direct or indirect beneficial ownership
▪copies of certain disclosure documents given to investors and written acknowledgments for the documents
▪copies of supporting documents necessary to form the basis for or demonstrate the calculation of performance information in advertisements or other communications distributed by the Firm to ten or more persons.
Other Requirements
Required records are maintained and preserved on cloud-based applications. The Firm ensures:
•the records archived so as to permit prompt location of any particular record
•is ready at all times to provide promptly any facsimile of the record
•maintains’ procedures for security, maintenance and preservation of, and access to, all records to reasonably safeguard the records from loss, alteration, or destruction.
Books and records required to be maintained by a registered adviser are subject to reasonable periodic or special examinations by representatives of the SEC as the SEC deems necessary or appropriate. The SEC’s right to inspect books and records contemplates that these books and records will be available for inspection.
Responsibilities
All Employees must be familiar with the record‐keeping requirements required by the federal securities laws. Such familiarity will ensure the effectiveness of the Firm’s books and record‐keeping system. All questions regarding an Employee’s responsibility under this policy should be directed to the CCO.
Portfolio Management – Maintaining Investment Guidelines
Issue
The Investment Team and/or Traders are responsible for evaluating securities for investment, reviewing client portfolios and maintaining limits and/or restrictions, making asset allocation and security selection decisions, and ensuring that transactions are properly executed. The policy set forth below is intended to ensure that all portfolios are reviewed and managed in accordance with investment objectives as detailed in the Operative Documents.
Policy
The portfolio management function is a dynamic process. Securities are constantly evaluated for investment in client accounts, and all portfolios are reviewed by the Portfolio Manager, Investment Team members and Traders on an ongoing basis. In addition, Compliance monitors and documents adherence to investor guidelines on a regular basis.
Procedures
Once the Firm and a new client execute the Operative Documents, the new client account data is entered into Axys by Operations. The account data is then exported from Axys into Moxy. Once uploaded into Moxy, it is then verified by the Trader and confirms with Operations. Upon verification, Operations sends a final notification to the Trader, Portfolio Manager, and CCO via e‐mail certifying the new account guidelines have been successfully entered into the system.

Maintaining Investment Guidelines
The Trader is responsible for initial set‐up and maintenance of client investment guidelines within Moxy. “LongManager”, a proprietary portfolio monitoring system, is also utilized to monitor investment guidelines on a real‐time basis. Client investment guidelines are also summarized and maintained on a spreadsheet by Investor Relations.
All client orders are entered in Moxy, the Firm's order management system. In addition to its use for trading execution purposes, Moxy is used to monitor client investment guidelines on both a pre and post allocation trade basis. Prior to executing the order, Moxy alerts the Trader if the transaction will violate a specific client and/or portfolio investment guideline. If alerted, the Trader notifies the Portfolio Manager and appropriate action is taken to avoid a violation. Prior to the market open on the following day, Axys portfolio reports are distributed to all members of the Investment Team, and the CCO for periodic review.
The Trader reviews all orders against a standardized trading e‐mail. In addition, all orders are confirmed against trading e‐mails at the end of the day by the Investment Team’s executive assistant. Members of the Investment Team review all Moxy trade order allocation tickets at the end of the day. Prior to the market open on the following day, a complete portfolio appraisal is distributed to all members of the Investment Team, and the CCO for periodic review.
Moxy enables the Trader to monitor investment guidelines and restricts him from entering an order that would create a possible violation. In addition, Bloomberg, LongManager and other tools assist the Trader and members of the Investment Team in monitoring adherence to investment guidelines. Material breaches of client restrictions or guidelines will be promptly brought to the attention of the Portfolio Manager and CCO. Instructions are then given to the Trader to remedy the breach. The CCO will follow up to ensure the proper resolution was achieved. The client will be informed of a material breach, as necessary. Following notification, the CCO documents the event for compliance and client records.
Responsibilities
The Portfolio Manager, Investment Team and Trader are ultimately responsible for knowing and adhering to the stated investment guidelines for the strategies they manage. All violations of the stated investment guidelines should be promptly reported to the CCO.
Accounting or Operations review the accounts' valuations, including net asset value calculations, securities positions and pricing information, interest accrual calculations and cash balance reports from the custodian and brokerage firms. Irregularities and/or unusual positions detected as a result of these routine responsibilities are brought to the attention of the President, Operations and/or Compliance.
Compliance reviews a variety of reports on a periodic basis and as necessary to confirm adherence with investment guidelines and regulatory requirements. These reports are generated using Advent Axys and proprietary Excel spreadsheets or come from Accounting, Operations, the Investment Team, Clients and service providers.
Environmental Social Governance (“ESG”)
ESG Policy & Philosophy
RIM integrates ESG factors into the investment process and serves as an active owner of the firm’s portfolio companies, as it relates to ESG issues. RIM is a signatory to the United Nations Principles for Responsible Investing (“UNPRI”) and reports annually or as required.
RIM maintains a formal ESG Policy Statement and a Diversity, Equity, and Inclusion (“DEI”) Policy. These policies include RIM’s philosophy on the scope, commitment, and incorporation of ESG principles into the investment process.

MSCI ESG Ratings is an institutional third-party ESG scoring platform and is used in conjunction with the proprietary fundamental research conducted by the investment team. Documentation of this research is archived. The investment team has found that the MSCI ESG platform is the best fit for the small and micro-cap companies that are held by RIM.
ESG Committee
RIM has a formal ESG Committee that meets quarterly. The ESG committee members include personnel from the investments, client relations, trading, and compliance teams. Meeting agendas and minutes are documented.
ESG Training
It is the goal of the ESG Committee to participate in at least five hours of ESG training annually. All members and others who may be invited to attend the trainings are documented.
ESG Publications
RIM may produce from time-to-time white papers or other publications related to ESG. In accordance with RIM’s marketing policy, all publications require pre-approval prior to distribution.
Trading
Issue
The SEC has indicated that among the specific obligations that flow from an adviser’s fiduciary duty is the requirement to seek to obtain the best price and execution of investor securities transactions where the adviser is in a position to direct brokerage transactions. The guidelines detailed herein set the Firm’s policy for placing investor trades and help ensure that it seeks to obtain best execution on investor trades.
Policy
The Firm’s primary objective in selecting broker‐dealers and entering investor trades is to obtain best execution for investors’ transactions, which includes both the quantitative and qualitative factors outlined herein. As such, the Firm will follow procedures set forth below to ensure that it is seeking to receive the best execution available on investor trades as there are conflicts of interests that may arise in the trading function.
The Firm recognizes that the analysis of execution quality involves a number of factors, both qualitative and quantitative. In consideration of these factors, the Firm will follow the process below in an attempt to ensure the Firm makes a good faith effort to obtain the most favorable execution when placing investor orders.
The Firm seeks to allocate investment opportunities among investors in the fairest way possible taking into account investors’ best interests. The Firm will follow procedures to ensure pro‐rata allocations across all client accounts in accordance with investment objectives.
When necessary, the Firm will address known conflicts of interests in its trading practices by disclosure to investors in the Operative Documents.
Order Aggregation and Allocation of Trades
The Trader allocates securities across accounts, considering account size, diversification, cash availability, and other factors, including, where appropriate, the value of having a round lot in the portfolio. Prior to execution, the Firm will formulate allocations on electronic trade tickets (except in cases when the

Portfolio Manager unexpectedly learns about investment opportunities and completing such allocations proves unreasonable). If the entire order is filled, investors in the same strategy or composite will receive their pro‐rata portion of the allocation specified on the initial allocation.
Orders for the same security (and across strategies if applicable) entered on behalf of more than one client will generally be aggregated (i.e., blocked or bunched) subject to the aggregation being in the best interests of all participating investors or clients. Subsequent orders for the same security entered during the same trading day may be aggregated with any previously unfilled orders; filled orders will be allocated separately from subsequent orders. One exception is that subsequent orders may be aggregated with filled orders if the market price for the security has not materially changed and the aggregation does not cause any unintended duration exposure. All investors in the same strategy or composite participating in each aggregated order will receive the average price and pay a pro‐rata portion of commissions.
In the event an order is “partially filled,” the allocation will be made in the best interests of all the investors, taking into account all relevant factors, including but not limited to, the size of each investor allocation, investor liquidity needs and previous allocations. In most cases, accounts will get a pro‐rata allocation. This policy also applies if an order is “over‐filled,” such as when a new issue allocation is greater than initially indicated.
In the event that an unexpected investment opportunity makes completing an electronic trade ticket impractical, the electronic allocations will be completed after execution of the trade. The size of the order will be based on an estimate of what the Portfolio Manager and/or Trader expects to be appropriate for the Firm’s investors. Electronic allocations will be completed no later than the close of business on the trade date.
Cross Trades
The Firm may utilize “cross” trades to address account funding issues and when it specifically deems the practice to be advantageous for each participant. The Firm will follow the procedures set forth below when effecting cross trades in investor accounts.
A model worksheet is generated in Moxy to compute the following:
•Aggregate position size of security to be crossed
•Determine the required adjustment in each position in the affected accounts.
•Ensure that the positions are freely tradable and there are no legal or contractual restrictions on the Firm to cross‐trade securities. Note: The Employees Retirement Income and Savings Act of 1974 (“ERISA”) prohibits cross trading ‐ all accounts subject to ERISA must not participate in cross trading.
•Cross at current market price (last reported price) average of the bid and ask prices, or on market close. Brokerage costs are split between the participating accounts.
•Send a spreadsheet, fax/FIX message to executing broker‐dealer to finalize cross trades.
Back‐Office
Once a trade has been executed it is confirmed with the executing Broker via Oasys and added to inventory through Axys.
Portfolios are reviewed daily by the Investment Team, Traders and Operations to ensure that they are up to date and correct. Compliance also reviews reports on a periodic basis to monitor trading activities.
At the end of the day, the Trader (verbally/electronically confirms with the broker for symbol, quantity, price and commissions) exports trades on Oasys.

Any deviations from trade information between the executing broker, custodian (if applicable) and Ranger are identified in exception reports. Any “breaks” are reconciled as soon as possible. Trade breaks are deleted and posted back into the system with the proper amounts and quantities.

Using batch processing, Operations or the Trader sends the daily trade blotter electronically to the clearing broker and when applicable, to custodians.
Operations then imports the file with price information into Axys, reviews the file, and posts the file.
As an additional control measure, Operations compares the daily positions to the information provided by the custodians to test the integrity of the numbers to identify potential trade errors.
The President periodically completes a top‐level review of current inventory and trading activity and is the ultimate decision‐maker with respect to trading related issues.
Reconciliation Procedures
Various Accounting and Operations Employees will follow the procedures listed below to complete the monthly reconciliation process for separate accounts:
•Monthly investor statements are received by mail or downloaded via the Internet.
•Investor statements will be reconciled to Axys.
•Cash activity information is posted into Axys for the appropriate investor.
•Performance is calculated for investor accounts.
•Operations will notify the Trader, President of any discrepancies or unusual cash activity information.
Best Execution Review
On a quarterly basis, the Firm will formally review and consider the quality and cost of services available from broker‐dealers, market makers and market centers. The best execution review is conducted by the Investment Team.
On at least a quarterly basis, the Investment Team reviews the approved list of broker‐dealers. The CCO attends these reviews and seeks to document the primary issues the Firm uses to determine the value each broker‐dealer provides the Firm and its clients. The Investment Team and CCO receive a list of approved broker‐dealers which illustrates current and past transaction activities as well as activities sponsored by broker‐dealers, such as management and analyst meetings as well as industry conferences. These summaries assist the Investment Team and Trader in determining the value each broker‐dealer adds to the investment process.
Qualitative Analysis
The Firm considers the full range and quality of brokerage services in selecting brokers to meet best execution obligations and may not pay the lowest commission rate available. These things being equal or fairly equal among broker‐dealers, the following qualitative factors, among others, are considered when performing the Firm’s quarterly evaluation of its brokerage arrangements and the execution quality of client trades:
•Research services provided
•Timeliness of execution

•Expertise as it relates to specific sectors and/or securities
•Generation of quality investment ideas
•Ability to place trades in difficult market environments
•Liquidity of the securities the Firm trades
•Access to analysts, company management and conferences
•Quantitative Factors
•Ability to access a variety of market venues
•Financial condition and business reputation
•Ability to maintain the confidentiality of trading intentions
•Sales coverage and coordination
•Timeliness and accuracy of trade confirmations
•Custody services provided
The Firm monitors commission rates to help ensure the price per share is fair and reasonable. The results of the quantitative analysis are then examined in the context of the qualitative benefits received from the executing broker‐dealers. In addition to the real‐time trade monitoring performed by the Trader, other quantitative factors include:
•daily review of the Trade Allocation Tickets by the Investment Team and Traders, and periodically by the Compliance Team
•benchmark monitoring such as VWAP, opening price and closing price
•Printouts generated for the quarterly Best Execution Review discussed below enhance the analysis process by providing commissions paid year‐to‐date versus commissions paid in prior periods. The qualitative characteristics and quantitative data presented in these printouts serve as a record the Investment Team, Trader and Compliance uses to enhance the review process and document changes made each quarter.
Broker Selection
The Trader maintains an approved list of brokers. When approving brokers for use by the Firm, the Trader and Investment Team will consider factors discussed in the Best Execution section above. In addition, the Trader will keep appraised of all new trading mechanisms, including Electronic Communications Networks ("ECNs") and Dark Pools/Anonymous Trading Networks to determine whether these non‐traditional markets and brokers may offer better execution and lower costs.
Directed Brokerage
An investor may direct the Firm to effect securities transactions from the investor’s account through a specific broker‐ dealer. This instruction will be construed as a “directed brokerage arrangement.” In such circumstances, the investor is responsible for negotiating the terms and arrangements for their account with that broker‐dealer. The Firm will not seek better execution services or prices from other broker‐dealers or be able to aggregate the investor’s transactions for execution, with orders for other accounts advised or managed by the Firm. This may result in a directed trade being placed following aggregated trading activity for a particular security. As a result, the Firm may not obtain best execution on behalf of the investor, who may pay materially disparate commissions, greater spreads or other transaction costs, or receive less favorable net prices on transactions for the account than would otherwise be the case.
Step Out Trades and Directed Brokerage
Generally, client brokerage recapture firms are not on the Firm's approved list of broker dealers. In order to aggregate trades and allocate shares on a pro rata basis, the Firm may "step out" directed brokerage trades for its clients which participate in brokerage recapture. Essentially, the broker dealer executing an aggregated trade and steps out the commission amount requested for the directed brokerage arrangement and sends the clients’ brokerage recapture firm a check in the amount designated in the trading instruction.

Investor Referrals from Brokers
Though unlikely, the Firm may receive investor referrals from registered representatives of broker‐dealers, which may be viewed as creating an incentive for the Firm to effect securities transactions through the registered representatives. The Firm is aware of the dangers that this potential conflict of interest could create, and therefore will be particularly thorough when evaluating the effectiveness of the Firm’s approved list of brokers to ensure investors’ best interests are always placed ahead of the Firm.
New Broker‐dealer Review
When engaging the services of a new broker‐dealer, the Trader sends a notice to the Portfolio Manager, Operations and Compliance. Account opening documentation is generally completed by Operations, Compliance and the CAO. When a new broker dealer notice is received, Compliance will conduct due diligence by seeking information about the broker-dealer and reviewing information found on the FINRA website. Supporting documentation will be maintained in accordance with the Firm’s Books and Records Policy. Any unusual results or material deficiencies discovered by the Compliance Team will be promptly brought to the attention of the Portfolio Manager and Trader for review and action as necessary.
Periodic Broker‐dealer Reviews
Each quarter, the Portfolio Manager, Investment Team, Traders and CCO participate in a Best Execution meeting to review the firm’s approved broker‐dealers and trading activities. In addition to these quarterly reviews, Compliance oversees continuing due diligence on the firm’s active broker‐dealers on a periodic basis or as necessary. The review generally includes obtaining and reviewing the most recent versions of materials requested upon inception of the relationship such as, FINRA reports and news searches. Unusual findings or material deficiencies discovered will be discussed with the Trader for further evaluation and action as necessary.
Responsibility
The Trader is ultimately responsible for maintaining the good faith effort necessary to obtain best execution on behalf of the Firm's investors. In addition, the Trader produces the quarter brokerage report packages the Investment Team uses to evaluate the approved list of broker dealers. The Trader also plays an essential role in allocating brokerage commissions across the Firm's approved list of broker dealers and maintains the directed brokerage arrangements.
Investment Team members and the Trader are essential to the broker selection process as (i) the Investment Team assesses the research, management team meetings and other factors broker-dealers bring to the relationship and the value they add to the investment decision making process and (ii) the Trader determines that the broker's trading desk is an institutional caliber operation able to handle large and complex trade scenarios when necessary.
Compliance attends the best execution meetings and documents the results. In addition, Compliance reviews and seeks to ensure (i) commissions across strategies and among clients are fair, equitable and reasonable, (ii) there are no unusual trading activities over time, and (iii) the Firm makes a good faith effort to achieve best execution on behalf of its clients.
IPO POLICIES AND PROCEDURES
Policy
Subject to regulatory restrictions or restrictions set forth in an account’s investment objectives and/or limitations, the Firm will allocate initial public offerings (each, an “IPO”) on a pro rata basis to each account within such applicable composite. Accordingly, the Firm’s IPO policy is consistent with the Firm’s general pro rata allocation policy and procedures for all client trades.
Review and Pre‐clearance from CCO

The Firm implements a heightened compliance review of the IPO allocation process in order to ensure that an IPO allocation does not favor or discriminate against any client or group of accounts. The Investment Team will review the characteristics of each particular IPO allocation in conjunction with applicable regulatory or account specific restrictions in order to determine and/or confirm which accounts, if any, would be ineligible to receive allocation of an IPO. Documentation of the IPO allocation process is memorialized with all applicable support materials in accordance with the Firm’s record keeping procedures.
Restricted and Non‐restricted Investors – The De Minimis Rule
FINRA member firms are prohibited from selling certain IPOs to accounts in which certain persons involved in the securities industry (“Restricted Persons”) have a significant beneficial interest. In order to enable the non‐restricted investors to participate in IPOs, the Firm requires each investor to provide information to enable the Firm to determine whether the investor is a Restricted Person.
When the Firm invests in IPOs, the profits and losses associated with the investment will be specially allocated exclusively to those investors who are permitted by the FINRA rules to have a beneficial interest therein.
Amendments to the FINRA rules permit Restricted Persons to have in the aggregate up to a ten percent (10%) participation in IPOs. If the ownership by Restricted Persons exceeds the ten percent (10%) threshold, the Firm will allocate such excess amount pro rata among the capital accounts of non‐restricted investors.
Account Specific Restrictions
There may be incidents when an account’s investment objectives explicitly prohibit the allocation of an IPO. In addition, an account’s investment objectives and/or limitations may indirectly prohibit or limit the allocation of specific IPOs. In the event that the Firm determines that an IPO issue is prohibited or inappropriate (or would be appropriate in lesser proportion) for an account which would otherwise receive a pro rata allocation, the Portfolio Manager and members of the Investment Team shall require pre‐clearance from the CCO in accordance with the IPO pre-clearance procedures set forth above.
Responsibility
The CCO will review the allocation of the Firm's investments in an IPO to ensure that all investors participate in an equitable manner which does not favor or discriminate against any client. Once completed, the CCO will document the results for record keeping purposes as describe above.
Trading Errors
Issue
The Adviser’s Act does not specifically address trade error corrections, and the SEC staff has provided only limited guidance regarding correction of trade errors. In a letter to Charles Lerner (pub. avail. October 25, 1988), the SEC staff stated that when an investment adviser is responsible for a trading error, the investment adviser:
•should bear any loss associated with correcting a trade error in an investor account;
•may not use soft dollar credits to compensate a broker‐dealer for absorbing the cost of a trade error; and
•may not use the promise of future trade commissions to compensate a broker‐dealer for absorbing the cost of a trade error.

The SEC stated in the Lerner Letter that the absorption of trade error losses by a broker‐dealer relieves the adviser of the responsibility and cost of the error it would otherwise have to bear. The Department of Labor has taken the position that the receipt by an investment manager of such consideration from a party (i.e., the broker) dealing with an Employee benefit plan investor is a violation of Section 406(b)(3) of ERISA. In the case of investment company investors, the adviser's receipt of such a benefit would be unlawful under Section 17(e)(1) of the Investment Company Act. Under the Advisers Act, the receipt by the adviser of a benefit not protected by Section 28(e) could be deemed a violation of the antifraud provisions of Section 206, as well as the adviser's fiduciary duty. In addition, Advisers Act Release No. 1318 (pub. avail. June 30, 1992) stated that an investment adviser may not use one investor’s account to correct an error made in another investor’s account.
Policy
The Firm attempts to minimize trade errors by promptly reconciling confirmations with order tickets and intended orders, and by reviewing past trade errors to understand the internal control breakdown that caused the errors.
Trading errors must be corrected at no cost to the investor.
Trade Error Procedures
1.Identification of Trade Error
a.The Portfolio Manager and/or Trader identifies the error, cause of the error and the party/parties responsible for the error and notifies Operations, President, and CCO.
b.Trade errors must be corrected as soon after discovery as reasonably practical, consistent with the orderly disposition (and/or acquisition, as applicable) of the securities in question. If it is determined that more than two days are needed to correct an error, the approval of the President to delay resolution of the error must be obtained.
2.Correcting a Trade Error
a.Netting of gains and losses between investors or in the case of multiple trade errors resulting from more than one investment decision for the same investor is not permissible. Netting of gains and losses is permitted only in the circumstance in which more than one transaction must be effected to correct one or more trade errors made as a result of a single investment decision. Any netting of gains and losses must be approved by the President.
b.A trade error may be corrected through a reallocation in a pro‐rata manner. Such reallocation or other transfer must represent a legitimate investment decision on behalf of each account involved. The Investment Team must document that the final allocation represents a legitimate investment decision for each of the accounts involved. In no event may such a post‐settlement adjustment involve any account subject to ERISA.
c.In the case of a trade error caused by the Firm that is discovered prior to the close of trading on the day after the trade date but prior to settlement, the Trader may seek cancellation of the trade by the broker if it is documented that the price at which the trade was originally placed is not outside the spread quoted for the security at the time of cancellation.
d.Any trade ticket that is altered for the purpose of correcting a trade error by changing the trade date or time, the amount purchased or sold, the name of the security or the investor account must be reviewed by the President. All modifications or cancellations to an order after a trade ticket has been prepared must be noted on the ticket. If the record of the trade in question is system‐generated, an appropriate audit trail reflecting any modification or cancellation of the trade must be created.

e.The Firm will maintain all documentation in a Trade Error Log to form an “audit trail” of a trading error to substantiate the course of action and kept in a trading error file. Such documentation may include account statements, trade confirmations, internal memoranda and reimbursement checks.
f.Errors are reviewed by the Portfolio Manager, Trader, Operations, and CCO.
3.Payment for Trade Error
a.Broker‐dealers may not be permitted to assume responsibility for trade error losses caused by the Firm, nor any reciprocal arrangements with respect to the trade in question or any other trade to encourage the broker to assume responsibility for such losses.
b.If the Firm is wholly at fault, the investor may retain any profit when the trade is reversed. If the trade is at a loss, the Firm will reimburse the investor for that loss, and the Firm will book the charges against its own operating expenses. The Trader should immediately cover the trades that caused the error using the Firm’s error account and confirm the covering of the trades that day with the broker‐dealer.
c.In the case of a dispute between the Trader (as applicable) and the broker, in which the Trader believes in good faith that he was not responsible for the error and which can be adequately documented to demonstrate that a dispute in fact exists, the Portfolio Manager/Trader may consent to the broker's assuming responsibility for part or all of the error. Any disputed error that is resolved in this manner will be documented.
Trade Break Procedures
The overwhelming majority of instances in which the Firm must correct/amend trades results from reconciliation errors between the Firm’s broker‐dealers and custodians. The Firm monitors such “trade breaks” in the manner discussed below:
1.After the Firm processes its daily trades and updates its books and records, it reconciles any trade breaks.
2.The trade break reports are first downloaded from the custodian/broker‐dealer.
3.After review, Operations reviews the trade breaks with the Trader.
4.For any trade break that lasts longer than a day, the Back‐Office confirms independently of the Trader by going directly to the executing broker.
5.The trade breaks are then corrected and posted into Axys with the proper amounts and quantity.
Responsibilities
Operations and the Trader are responsible for discovering an unsettled trade during preparation of the daily or monthly reconciliations and will notify the President to assist in completing the settlement as necessary. Problems involving trade fails are brought to the attention of the Trader by Operations, if necessary, to resolve fails.
Compliance will participate in the due diligence, resolution and documentation of trade errors detected by Operations and the Trader. In addition, Compliance may detect trade errors while conducting routine reviews of trading activity. Such errors will be brought to the attention of the President, Operations, the Portfolio Manager and Trader. Together, all parties will come to a resolution and investors will be reimbursed for a loss or keep any proceeds resulting from a gain.

Valuation
Policy
The Firm has adopted the following policies and procedures to govern the pricing (valuation) of certain portfolio securities held in the Firm’s investor and client accounts. On an as necessary basis, the President and CAO will review this Policy, making such amendments and modifications as may be deemed necessary to appropriately price the holdings in the Firm’s separate account portfolios and pooled investment funds.
General Principles and Oversight
The Firm generally invests in Level I, liquid exchange traded securities. However, the valuation of investments for which there is no readily available pricing information can be a highly judgmental process, which should be subjected to a simple mechanistic formula. The most critical factors are that valuations must be prepared with integrity and based on a commonsense approach. In the unlikely event that the value of an investment is not readily available, the President and Operations Manager (with the assistance and guidance of the Portfolio Manager and Investment Team) will have oversight responsibility for pricing securities for which market quotations are not readily available.
If a pricing issue arises that is not covered by these procedures, the Firm’s Trader will use its best efforts and all appropriate means to obtain all relevant information to determine a fair value and it will be reviewed by the President. If it is deemed necessary or prudent, the Firm may hire an independent third party to provide an appraisal of the security until a readily available market price becomes available or the position is realized.
Equity Securities
Except as indicated otherwise in these procedures, marketable investments listed on a national securities exchange, over‐the‐counter, or the National Market System Quotations (NMSQ) will be valued at the last sales price on the date of valuation or, in the absence of a sale on such date, in the case of “long” positions, at the last “bid” price on the date of valuation.
Investments (other than those referred to in the paragraph above) for which prices are quoted by a broker, dealer or market‐maker recognized within the relevant industry will be valued at the average of the most recent “bid” and “ask” quoted prices (the “Mid‐Market Price”). If more than two Mid‐Market Prices are readily available, the Firm may in its sole discretion select any two of such Mid‐Market Prices and average such Mid‐Market Prices.
Pricing Guidelines and Procedures
Fair market value is defined as the amount the owner of a security might reasonably expect to receive upon a current sale. The Firm may employ certain methodologies or formulas to facilitate the determination of price but will not apply any such methodology or formula in a mechanical means but rather will continue to periodically monitor securities to determine fair value.
Maintenance of Valuation Records
The Firm maintains all documentation necessary to support its monthly and quarterly valuations of securities including, but not limited to:
•written broker, dealer or market‐maker quotations
•written documentation received from independent third‐party pricing services
Questions

Any questions or concerns regarding this Policy should be directed to the President and or CCO.
Global Investment Presentation Standards
The Firm claims compliance with Global Investment Presentation Standards (GIPS). Performance presentation standards are detailed in the Firm’s GIPS Policies and Procedures, which are made available to current and prospective clients upon request.
Responsibilities
Compliance and Accounting interact with ACA Performance Services at least annually, or as necessary, to verify the Firm maintains compliance with GIPS. The Investor Relations Manager incorporates the most recent GIPS disclosure presentations into the Firm’s collateral materials on a quarterly basis.
Reference: GIPS Policies and Procedures, Composite Disclosure Presentations, GIPS handbook and consulting services provided by ACA Performance Services.
Soft Dollars and Commission Sharing Arrangements
Issue
Consistent with its policy of obtaining best execution for its investors when selecting broker‐dealers, the Firm may receive research and/or brokerage products or services that fall within the “safe harbor” established by Section 28(e) of the Securities Exchange Act of 1934, in connection with its allocation of portfolio brokerage. Section 28(e) requires money managers who seek to avail themselves of the safe harbor to make a good faith determination that the commissions paid are reasonable in relation to the value of the brokerage and research services received. The Firm has established the following guidelines to effectuate and monitor such soft dollar/commission sharing arrangements.
Prior Approval
All soft dollar arrangements must be reviewed, documented and receive prior written approval from the CCO before entering into an agreement. In the case of research products or services provided by a broker where a specific cost (either in dollars or commissions) is attributed to the product or service by the broker, such approval will be documented.
Substantive Requirements for Soft Dollar Arrangements
1.Brokerage or Research‐Related Products and Services
The product or service obtained through any soft dollar arrangement or transaction must be a brokerage or research product or service as defined by Section 28(e). Determinations as to the safe harbor status of particular products or services will be made by the CCO.
2.Mixed‐Use Products and Services
Where a product or service obtained with client commissions has a mixed‐use, the Firm faces a potential conflict of interest in obtaining that product with client commissions. If a research/brokerage product or service has a research/brokerage component and non‐research/non‐brokerage component which is not allowed under Section 28(e), an allocation must be made between such components, with the portion allocable to research/brokerage being paid with commission dollars and the non‐research/non‐brokerage portion being paid by the Firm.
3.Reasonable Commissions

The commissions paid must be reasonable in relation to the value of the brokerage or research products or services provided. This will be determined based upon assessment (at a minimum on an annual basis) of products and services received for soft dollars to ascertain whether they have a value that is reasonable in view of the commissions the Firm is allocating for them. In addition, if the product is available for hard dollars, then consideration will be given to whether the execution plus the product or service could be obtained for an overall lower cost on an unbundled basis (if available), if paid in hard dollars.
4.Permissible Transactions
(a)Agency Transactions
Section 28(e) expressly provides a safe harbor for “commissions” in excess of the lowest available commission. The Section 28(e) safe harbor does not encompass transactions in securities executed by a broker‐dealer on a principal basis (including riskless principal transactions).
(b)Initial Public (and other Fixed Price) Offerings
Arrangements where an adviser receives research services in connection with the purchase, for its accounts, of securities in a fixed price offering are not within the safe harbor of Section 28(e). However, because the underwriting spread and public offering price are fixed, the price paid by the investor in these arrangements is no less favorable than obtainable in the absence of such arrangements. The Firm may affect such transactions for investors other than ERISA accounts and registered investment companies.
5.Error Correction
The SEC staff has taken the position (Charles Lerner (Sec 28(e) (10‐25‐88) that an investment adviser cannot use soft dollars to correct errors it makes while placing trades for an investor’s account. Accordingly, the Firm does not allow trade errors to be corrected through soft dollar commissions.
Soft‐Dollar Product Review Procedures
Evaluation and initial determinations as to the status of particular products or services will be evaluated by designated members of the Investment Team, Trader and the Compliance Team. In accordance with regulatory guidelines, analysis as to whether a particular product or service falls under the soft dollar safe harbor involves:
•a determination that a product or service constitutes eligible brokerage or research, as defined by Section 28(e)(3)(A), (B) for research or (C) for brokerage;
•a determination that the product or service provides lawful and appropriate assistance to the investment manager in the performance of its investment decision‐making responsibilities; and,
•a determination that the amount of client commissions paid is reasonable in light of the value of products or services provided by the broker‐dealer.
Upon conclusion of the evaluation process, the CCO must approve and document all soft dollar arrangements prior to entering into an agreement.
On a quarterly basis as part of the Best Execution Review meeting the Investment Team and the CCO may evaluate soft dollar products and services or other issues. At the meeting, soft dollar issues discussed may include, but are not limited to:
•Any changes to the level of service
•Any new services

•Any services that are not being fully utilized, are obsolete, or redundant
•Whether the commissions targeted for the current quarter or year are in line with the budgeted amounts
The CCO documents and maintains the information discussed in the Best Execution review. Any new vendor relationships must be approved by the CCO. The President will be consulted on an as necessary basis with respect to any unusual vendor related issues.
All copies of invoices for third‐party soft dollar products and services are reviewed by a member of the accounting department and then forwarded to the Trader for verification. The invoices are time stamped and dated, and then forwarded to the soft dollar broker for payment. The soft dollar broker submits a monthly summary of all payments made for research, as well as a detailed listing of commissions generated with the executing soft dollar brokers. The summary of research payments is reviewed periodically by a member of the accounting department. In addition, the Trader performs a similar function to reconcile the commission list submitted by the soft dollar brokers to a commission report generated by Advent Axys, the Firm’s portfolio management accounting system. Any discrepancies are resolved with the soft dollar broker(s), and any unresolved disputes are promptly brought to the attention of the CCO, MD and President.
Following the initial review, the Firm’s soft dollar products and services will be reviewed periodically or on an as necessary basis by members of the Investment Team and Compliance to, (1) ensure the products and services continue to provide the value to the investment manager which was originally established upon initial evaluation; and, (2) develop a consensus view between the Portfolio Manager, Investment Team members and CCO with respect to the annual soft dollar budget, which they believe to be in the best interest of the Firm’s clients.
Mixed‐Use Products and Services
An allocation of the cost of a mixed‐use product or service will be made according to its use by members of the Compliance Team. Allocation decisions are generally based on a reasonable combination of factors such as:
•the percentage of time devoted to the Firm’s use of the product for research vs. non‐research applications;
•the relative value of the product for each use as the CCO determines to be reasonable and appropriate.
Under supervision from the CCO, all mixed‐use soft dollar items will be evaluated upon initial receipt of the product or service, and then periodically or on an as necessary basis, by users of the products and services. Evaluation results, and guidance from the MD and President on an as necessary basis, will assist the CCO in establishing a final mixed‐use allocation decision.
Recordkeeping
Appropriate records will be maintained concerning soft dollar transactions including the following:
•records of all soft dollars supporting documentation (including a description of the service or product) provided in exchange for soft dollars;
•a list of all brokers through which soft dollar services have been obtained;
•all invoices and brokers’ statements reporting on soft dollar arrangements;
•records that document the basis of allocation in the case of mixed‐use products or services;

•records of all brokerage allocation “targets” and progress towards those targets; and
•documentation supporting the soft dollar product and service evaluation and approval process from the CCO.
Responsibility
Under the supervision of the Portfolio Manager, the Investment Team is responsible for identifying and determining which soft dollar products and services they believe enhance the investment decision making process. In addition, the Investment Team determines the aggregate dollar amount of soft dollar products and services.
Accounting receives and maintains soft dollar product or service invoices and the summary reports from the Firm’s soft dollar brokers.
Compliance approves all soft dollar products and services and coordinates the process for determining mixed‐use allocations to soft and hard dollars. In addition to the initial reviews and allocation assessments, Compliance will review soft dollar items and mixed-use allocations periodically or as necessary as a result of, a change in the level of service received from the soft dollar vendor, product or service, or the addition of new products or services which may be similar or are no longer being fully utilized or may be obsolete.
PROXY VOTING
Introduction
Rule 206(4)‐6 under the Advisers Act requires every investment adviser to adopt and implement written policies and procedures, reasonably designed to ensure that the adviser votes proxies in the best interest of its investors. The Rule further requires the adviser to provide a concise summary of the adviser’s proxy voting process and offer to provide copies of the complete proxy voting policy and procedures to investors upon request. Lastly, the Rule requires that the adviser disclose to investors how they may obtain information on how the adviser voted their proxies.
The Firm votes proxies for many of its investors, and therefore has adopted and implemented these Proxy Voting Policies and Procedures. Any questions about this document should be directed to the CCO.
The Firm views seriously its responsibility to exercise voting authority over securities which form part of its investors’ portfolios. Proxy statements increasingly contain controversial issues involving shareholder rights and corporate governance, among others, which deserve careful review and consideration.
It is the Firm’s policy to review each proxy statement on an individual basis and to base its voting decision exclusively on its judgment of what will best serve the financial interests of the beneficial owners of the security. These beneficial owners include members of pooled investment funds for which the Firm acts as investment manager or general partner, and investor accounts for which the Firm acts as investment manager.
The Firm has engaged the services of a third-party proxy voting service (the “Proxy Service”) to assist it with administration of the proxy voting process. In addition to general administration assistance, the Proxy Service also includes proxy voting recommendations based upon research and guidelines published by the Proxy Service. However, the Firm’s proxy voting policies and case‐by‐case evaluation of each issue may result in proxy votes on certain issues that differ from the Proxy Service recommendations.
A number of recurring issues can be identified with respect to the governance of a company and actions proposed by that company’s board. The Firm follows an internal proxy voting policy (“Proxy Voting Policy”, described below) that allow the Firm to vote on these issues in a uniform manner. Proxies are generally considered by the investment team members responsible for monitoring the security being voted. That person will cast their votes in accordance with this Proxy Voting Policy. Any non‐routine matters are referred to the Portfolio Manager.
The Firm, in exercising its voting powers, also has regard for the statutes and rules applicable to registered investment advisers. The manner in which votes are cast by the Firm is reported to investors by delivery of this Proxy Voting Policy. In addition, the Firm will provide, upon request, a list of how each proxy was voted for an investor.
Key Proxy Voting Issues:
•Election of Directors and Appointment of Accountants
The Firm will vote for management’s proposed directors in uncontested elections. For contested elections, the Firm votes for candidates it believes best serve shareholders’ interests. The Firm votes to ratify management’s appointment of independent auditors.
•Increase Authorized Capital
The Firm votes for these proposals in the absence of unusual circumstances. There are many business reasons for companies to increase their authorized capital. The additional shares often are intended to be used for general corporate purposes, to raise new investment capital for acquisitions, stock splits, recapitalizations or debt restructurings.
•Preference Shares
The Firm will carefully review proposals to authorize new issues of preference shares or increase the shares authorized for existing issues. The Firm recognizes that new issues of authorized preference shares can provide flexibility to corporate issuers as the shares can be issued quickly without further shareholder approval in connection with financings or acquisitions. Therefore, generally the Firm will not oppose proposals to authorize the issuance of preferred shares. The Firm will, however, scrutinize any such proposals which give the Board the authority to assign disproportionate voting rights at the time the shares are issued.
Dual Capitalization, Other Preferential Voting Rights
The Firm will generally vote against proposals to divide share capital into two or more classes or to otherwise create classes of shares with unequal voting and dividend rights. The Firm is concerned that the effect of these proposals, over time, is to consolidate voting power in the hands of relatively few insiders, disproportionate to their percentage ownership of the company’s share capital as a whole. This concentration of voting power can effectively block any takeover which management opposes and dilute accountability to shareholders.
•Merger/Acquisition
All proposals are reviewed on a case-by-case basis by taking the following into consideration:
•whether the proposed acquisition price represents fair value;
•whether shareholders could realize greater value through other means; and
•whether all shareholders receive equal/fair treatment under the merger acquisition terms.
•Restructuring/Recapitalization
All proposals are reviewed on a case-by-case basis taking the following into consideration:

•whether the proposed restructuring/recapitalization is the best means of enhancing shareholder value; and
•whether the company’s longer-term prospects will be positively affected by the proposal.
•Provide Director Indemnification
The Firm will vote for proposals to provide corporate indemnification for directors if consistent with all relevant laws. Corporations face great obstacles in attracting and retaining capable directors. The Firm believes such proposals will contribute to corporations’ ability to attract qualified individuals and will enhance the stability of corporate management.
•Share Option Plans
The Firm will generally vote against proposals which authorize:
•more than 10% of the company’s outstanding shares to be reserved for the award of share options; or
•the award of share options to Employees and/or non‐Employees of the company (for instance, outside directors and consultants) if the exercise price is less than the share’s fair market value at the date of the grant of the options and does not carry relevant performance hurdles for exercise; or
•the exchange of outstanding options for new ones at lower exercise prices.
Shareholder Proposals ‐ Corporate Governance Issues:
•Majority Independent Board
The Firm will generally vote for proposals calling for a majority outside board. The Firm believes that a majority of independent directors can be an important factor in facilitating objective decision making and enhancing accountability to shareholders.
•Executive Compensation
The Firm will generally vote against proposals to restrict Employee compensation. The Firm feels that the specific amounts and types of Employee compensation are within the ordinary business responsibilities of the Board of Directors and company management; provided, however, that share option plans meet our guidelines for such plans as set forth herein. On a case-by-case basis, the Firm will vote for proposals requesting more detailed disclosure of Employee compensation, especially if the company does not have a majority outside board.
Potential Conflicts of Interest
In connection with any security which is the subject of a proxy vote, the Firm will determine whether any conflict of interest exists between the Firm or its Affiliates, on the one hand, and the beneficial owners of the securities, on the other hand. If a conflict of interest is identified, the Firm will first seek to apply the general guidelines discussed above without regard to the conflict. If the guidelines discussed above do not apply, the Firm will evaluate the situation and document the issue and resolution. The resolution may include notifying the beneficial owners of such conflict, describing how the Firm proposes to vote and the reasons therefore, and requesting the investor provide written instructions if the investor desires the voting rights to be exercised in a different manner (which may include not voting the proxy). If an investor does not deliver contrary written instructions, the Firm will vote as indicated in its notice to investors.
Recordkeeping and Reports:

In order to comply with all applicable recordkeeping and reporting requirements, the Firm will do the following:
1.The Firm will keep a copy of this Proxy Voting Policy and provide the same to investors upon request.
2.The Firm will retain copies of the proxy statements and a record of each vote cast by the Firm on behalf of an investor for periods prior to October 2008. For the periods thereafter, the Firm has authorized the Proxy Service to make and retain, on the Firm’s behalf, copies of proxy statements and records of the votes cast. The Firm may also rely on obtaining a copy of a proxy statement from the Commission's Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system.
3.The Firm will retain a copy of any document created by the Firm that was material to making a decision regarding how to vote proxies on behalf of an investor or that memorializes the basis for that decision.
Responsibilities
Investment team members are responsible for voting proxies on behalf of the companies they cover and ensuring that such votes are consistent with the Firm’s proxy voting policy. The Portfolio Manager handles any non‐routine matters that may need to be addressed.
Compliance is responsible for ensuring the proxy voting procedures are adhered to and periodically reviews proxy voting records to ensure the results (1) are consistent with the Firm’s proxy voting policies; and, (2) are maintained for books and records purposes.
Business Continuity and Disaster Recovery Plan
Summary
The purpose of the Firm’s Contingency and Disaster Recovery Plan (“CDRP”) is to provide specific guidelines the Firm will follow in the event of a significant failure of any critical business capabilities.
Goals and Objectives
The goal of the CDRP is to provide uninterrupted service to the Firm’s investors and/or to minimize the downtime should a system or vendor failure occur. The CDRP seeks to meet the following objectives:
•Provide for accurate and timely response to emergency situations

•Minimize the impact upon the safety and wellbeing of Employees

•Protect against the loss or damage to organizational assets
•Provide Employees with an alternative site(s) to fulfill essential functions and services
Risk assessment, disaster prevention and disaster avoidance are critical components of the Firm’s contingency planning process. The implementation of the CDRP seeks to ensure that the Firm’s information technology and communication systems, records and business functions can be restored in a secure and timely manner.
Contingency and Disaster Recovery Plan Team
Under the supervision of the COO, with assistance from the President and CCO, members of the CDRP team discussed below will be responsible for, (i) assessing the extent of damage; (ii) verifying the usability of all essential systems and services during any disruption; and, (iii) ensuring the execution of continuity procedures by each line of business. CRDP team participants and their corresponding responsibilities include:
Operations ‐ the President and CCO:
•Serves as the central point of contact and ultimate decision maker
•Coordinates the communication process for the Firm and the assignment of duties
•Facilitates the decision-making process and communication with other CDRP team leaders and Employees
Information Technology ‐ the IT Manager is essential to the disaster recovery process and will assume the following responsibilities including, but not limited to:
•Assessing the status of all technology and communication systems
•Ascertaining available technology and communication alternatives as necessary
•Communicating alternatives to the COO/CFO and make recommendations
•Executing technology and communication recovery activities as discussed with COO/CFO
Investment Team – the Portfolio Manager (absent the Portfolio Manager, a designated member of the Investment Team) will assume following responsibilities including, but not limited to:
•Provides Investment Team members with instructions for maintaining the integrity of the investment management process given the specific nature of the business disruption
•Assigns course of action, responsibilities and alternative worksites
In addition to home office locations, alternative worksites for the Portfolio Manager and Trader include other Investment Team member home offices.
In order to maintain operations upon the commencement of a significant emergency, Employees will be contacted to confirm their well‐being and to provide information regarding alternative work arrangements. Essential investment, managerial and technology personnel will be notified via telephone, cell phone and/or electronic mail, as available, with instructions regarding how and when to proceed to an alternative worksite.
Facilities and Alternative Work Sites
In the event the building cannot be entered for any reason, the following procedures are to be followed:
•The individual discovering the situation will immediately notify the President and/or CCO.
•The MD and/or CCO will notify supervisors and/or Employees that the building cannot be entered and that Management will meet to determine an appropriate response. Further instructions will be communicated promptly.
•The nature of any further action will be determined during the Management meeting, including, if necessary, relocation of key operations, investment and technical personnel.

•If necessary, the IT Manager will administer Firm technology and communication systems. Only essential Employees will initially be authorized to remote access into the Firm’s technology resources. For the purposes of the CDRP, essential Employees include:

◦The IT Manager and/or IT consultant
◦The Portfolio Manager, or designees
◦The COO, or designees
Employees, including the Investment Team and Traders have the ability to access virtually all of the Firm’s electronic records and conduct securities transactions on behalf of the Firm’s investors from their homes or other remote locations.
Communications
In the event the Firm loses local telephone service, long‐distance service or any other telecommunications services, then the following procedures will be followed:
•The IT Manager will ascertain the nature and expected duration of the outage.
•If the outage appears significant and involves loss of local service or all long‐distance service, the IT Manager will notify the President and/or CCO.
•If the outage is limited to the temporary loss of local or long‐distance services, the IT Manager will continually reassess the situation until service has been fully restored.
The Firm maintains a master Employee list which includes pertinent contact information for each Employee. In the event of a total phone system failure, Employees will use their cell phones to maintain contact with one another and operate the business where necessary.
Investor Services and Recordkeeping
Given the nature of the interruption, the Firm has implemented procedures to maintain close contact with each of its investors and executing broker‐dealers to help ensure there is limited disruption in service during any failure of one of the Firm’s critical business capabilities. The Firm maintains a list of the contact persons at each of its executing broker‐dealers. If either the Firm or any of its executing broker‐dealers experiences a systems or business failure, contact will be initiated with affected firms to determine the cause, nature and extent of the disruption. Since most of the Firm’s executing and clearing firms maintain offices throughout the United States and around the world, the Firm is confident that any major disruption, emergency or disaster that could potentially affect one geographic region would have limited impact on the ability of the Firm to continue its operational and business relationships with such firms.
The Firm takes very seriously its obligation to protect information and allow access to backup sources of information in the event of a disaster. The Firm receives daily electronic trading downloads from each of its executing broker‐dealers. In addition to daily electronic transmissions, the Firm may request that each of its broker‐dealers send physical reports which detail investor and client securities transactions. The CDRP team is responsible for efforts to remediate issues with investor services and recordkeeping.
Hardware/Software
The failure or temporary loss of certain of the Firm’s hardware infrastructure or software applications will be addressed by the IT Manager.  The Firm has determined that it is more likely for the Firm to encounter sporadic hardware and software failures rather than a preponderance of such failures at one time.

 If a failure of the internal system network is suspected, the IT Manager will contact vendor(s) or technology consultants as necessary. Functionality tests will be performed to determine the extent of damage.
Ranger Investments utilizes a secure cloud-based infrastructure using either an application or browser which utilized SSL, TLS, or HTTPS to provide end-to-end encryption to allow remote connection with firm and vendor applications for all employees. Typically, the vendors test their disaster recovery systems on an annual basis.  Multiple vendors are used which has decentralized the Firm’s infrastructure and data which has also therefore reduced the possibility of a complete failure.
 All key employees have multiple computers in the event the Firm’s office is unavailable or if their office computer is unavailable.  In the event of the office not being available, due to being in the cloud, the employee can work from home or any other internet location.
Executing Brokerage Firms and Custodians
The Firm does not maintain physical custody of investor funds, make markets in any securities, execute trades directly or participate in underwritings for clients. Each of these tasks is conducted by the Firm’s executing broker‐ dealers and/or client designated custodians. Each of the Firm’s executing broker‐dealers has developed contingency procedures to provide the above noted services in the event of a business disruption. Nevertheless, in the event of a disaster and under the supervision of the President, the IT Manager, Operations Manager and Investment Team will be responsible for leading the efforts to remediate any challenges which may occur as a result of a business disruption.
Cybersecurity
Policy
RIM maintains a detailed cybersecurity policy that is separate from this Compliance Manual. Employees, by virtue of their position with RIM, have access to confidential and privileged information of the Firm and our clients. Improper use of that access subjects the Firm to potential liability and the risk of unauthorized exposure.
Employees are trained upon hire on the Firm’s Cybersecurity Policy and must acknowledge and attest to the receipt of the Cybersecurity Policy at least annually.
Electronic Communications
It is Firm policy that RIM’s electronic communications systems may be used only for authorized business purposes, and in compliance with firm policy, and applicable laws, rules and regulations. This policy includes off-hours usage of electronic communications systems and any communications concerning RIM business on home, personal, or other electronic communications systems whether owned by RIM, the employee or anyone else. As used in this policy, the term “electronic communications” includes, but is not necessarily limited to, communications made through telephone, VOIP, email, Instant Message, text message, facsimile, the Internet (including the Web, file transfer protocols (“FTP”), Remote Host Access, etc.), video conferencing or teleconferencing, Internet Relay Chat (“IRC”), bulletin boards or other news or discussion groups, and on social media.
Advisors are required to supervise, monitor and retain certain communications, all advertising, and certain other documents, without regard to the medium in which they are sent. If a communication is “correspondence” that must be retained, it is “correspondence” whether it is sent on paper or using electronic communications. RIM subscribes to a third-party, cloud-based system (Smarsh beginning October 2021) to retain all client communications as required by the Books & Records Rule. Electronic communications captured and reviewed by Smarsh include email, Bloomberg, Instant Bloomberg, and TEAMs.
RIM expects its personnel to comply with the following policies and procedures relating to electronic communications:

•    RIM’s electronic communications systems should be used for business purposes only.
•    All employees must use Firm email accounts and Firm electronic systems to conduct Firm business. Part of the reason RIM requires employees to use Firm email accounts is that RIM has systems in place to ensure that all outgoing emails have appropriate disclosures and disclaimers and are captured and archived for review by the CCO or designee.
•    Employees MAY NOT communicate with clients or engage in other business communications via text message. Employees must certify annually, as part of the annual compliance questionnaire that they are not using text messaging to communicate with clients or engage in other business communications.
•    All electronic communications relating to RIM business -- whether or not made over Firm systems -- are not private and may be monitored, reviewed, and recorded by RIM. Electronic communications through RIM’s systems are the property of RIM. RIM has the right to monitor, audit, record, or otherwise retain electronic communications at any time for any reason. If an employee uses personal email or a personal account to conduct RIM business, that communication becomes a business communication of RIM and is subject to its right to monitor, copy, supervise, and retain it.
•    Employees may not post any information concerning RIM, its business, or clients to the Internet (or similar third-party system), containing references to RIM, communications involving investment advice, references to investment-related issues, or information or links to any of these topics, without the CCO’s preapproval.
•    Employees should not send or generate any communications that contain inappropriate content. If an employee receives a communication with inappropriate content, he or she should contact the CCO for guidance. Some communications may have to be retained despite the inappropriate content, and others may be discarded.
•    Employees should be mindful not to disseminate any proprietary or confidential information relating to RIM, its business, or its clients in a way that would violate RIM’s or the clients’ expectations of privacy and confidentiality. (Nothing in these policies should be interpreted to prohibit Employees from reporting possible violations of law, including disclosure of information that would otherwise be deemed confidential, to appropriate regulatory authorities.)
•    Unauthorized copying or transmitting software or other materials protected by copyright law is prohibited.
•    Employees should safeguard access to Firm equipment, including the employee’s computer, telephone, and other electronic communications systems. Employees should keep their passwords in a secure location.
•    Employees should preserve all electronic communications sent and received according to Firm and regulatory requirements. Firm polices for record retention apply to electronic communications in the same manner as they apply to any other written communications.
•    Employees should be mindful that communications with the public may require pre-approval in accordance with other Firm policies. If in doubt, it is the employee’s responsibility to check with the CCO before disseminating information via electronic or conventional means.
•    Employees generally should not send sensitive information via email (including messages that contain personal identifying information, client financial information, and the like). If it is necessary to send sensitive material via email, the Employee should make sure it is encrypted first.
•    Similarly, if Employees anticipate that a client may email sensitive material to RIM, the Employee should remind the client to ensure that the materials are encrypted before sending.
PROCEDURE:

The CCO or designee will conduct a quarterly review of emails to ensure compliance with these policies. The review will involve a sample of approximately 1% of randomly selected emails that contain any of the keywords/phrases identified within the RIM lexicon. These keywords may be updated at any time to ensure that it meets the compliance needs of RIM.
Social Media
The firm’s social media policy is detailed in the Marketing section of this Manual.
PROCEDURE:
Employees must certify annually, as part of the annual compliance questionnaire, that they are aware of RIM’s social media policy, that they are not using social media for business, and if any employee has a LinkedIn profile, that the employee has connected to the CCO.
Correspondence
These policies and procedures relating to correspondence overlap with, and are in addition to, RIM’s policies and procedures relating to books and records, advertising, and electronic communications. These policies and procedures should be read in conjunction with each other. Incoming and outgoing e-mail is subject to the same review, retention, pre-approval, and other policies as paper correspondence and communications.
Outgoing Correspondence
All outgoing hard-copy correspondence must be reviewed and retained in compliance with RIM procedures and the applicable laws, rules, and regulations.
Guidelines for outgoing correspondence
•    Employees may use pre-approved form letters that are posted on the shared drive without further approval, so long as they do not change anything except the name/ address of the recipient.
•    Employees may not use RIM’s letterhead and other official stationery for anything other than Firm business.
•    Employees should never send any material marked “For Internal Use” (or any other notice to this effect) to anyone outside RIM.
•    No employee is authorized to make any statements or supply any information about a security that is the subject of a securities offering other than the information contained in offering materials that have been approved for the offering. Violations of this policy could subject the employee and RIM to severe civil and, in some cases, criminal liability.
•    Employees may not send any profit/loss, consolidated reports, personalized statements, or other portfolio analyses to clients without the specific pre-approval of the appropriate Manager.
•    The CCO will review that all outgoing correspondence contains appropriate disclosures and disclaimers.
PROCEDURES
Employees are required to send proposed securities-related correspondence to the CCO for approval before sending unless it is a pre-approved form. Each year, employees are required to attest that they are aware of these policies on outgoing communications and have followed them.
Incoming Correspondence

All incoming correspondence is opened and reviewed by the addressee. Correspondence subject to this policy includes letters, facsimiles, courier deliveries, and other forms of communication, including communications marked “personal,” “confidential,” or words to this effect.
PROCEDURES
•    Incoming correspondence that is obviously not client-related may be forwarded directly to the addressee. Employees should use their home addresses for all personal mail. Personal mail may not be distinguishable from RIM mail and is subject to RIM’s incoming mail review policies.
•    Requests for audit letters, references, verification of account positions, and the like, will be forwarded directly to the appropriate Manager for handling and response.
•    Any correspondence expressing any grievance or complaint is immediately forwarded to the CCO and any supervisor for handling and reply. Further procedures relating to Complaints are set forth in this Manual.
•    Original client correspondence will be retained for RIM’s files, if required, in accordance with the Books and Records procedures set forth in this Manual.
Client Complaints
The term “complaint” is generally defined as, “any statement (whether delivered in writing, verbally or electronically) of a customer or any person acting on behalf of a customer alleging a grievance involving the activities of those persons under the control of RIM in connection with the solicitation or execution of any transaction or the disposition of securities or funds of that customer.” For purposes of this policy, RIM also considers a “complaint” to include any grievance regarding the firm’s services or the performance of an account.
The Firm requires Employees to promptly notify the CCO and/or Management Committee upon receipt of any written client complaint. The complaint will be reviewed on a case‐by‐case basis to determine how best to address the issues which prompted the grievance. RIM may consult with outside legal counsel if appropriate.
The CCO will document the compliant, due diligence conducted, and discussion with Firm management prior to communication with the client with final resolution.
Custody
Background
Rule 206(4)‐2 under the Advisers Act defines custody as follows:
"Custody" means holding, directly or indirectly, investor funds or Securities, or having any authority to obtain possession of them. Custody includes:
1.Possession of investor funds or securities, (but not of checks drawn by investors and made payable to third parties), unless you receive them inadvertently and you return them to the sender within three business days of receiving them;
2.Any arrangement (including a general power of attorney) under which you are authorized or permitted to withdraw investor funds or securities maintained with a custodian or administrator upon your instruction to the custodian or administrator; and

3.Any capacity (such as general partner of a limited partnership, managing member of a limited liability company or a comparable position for another type of pooled investment vehicle, or trustee of a trust) that gives the Firm legal ownership of, or access to investor funds or securities.
The Firm is considered to have custody, as defined under Rule 206(4)‐2, if it:
•engages in direct debit billing;
•is a trustee or executor;
•is an Adviser and General Partner to an LP;
•receives investment checks
•has full power of attorney; or,
•has account signatory power.
Requirements for Advisers with Custody
The Firm does not take possession of investor funds or securities. However, the Firm serves as a General Partner and/or attorney in fact with full discretion over the portfolios of the Limited Partnerships it advises. As a result, the Firm is considered to have indirect access to the funds and securities of investors in its Fund(s). Pursuant to Rule 206(4)‐2 of the Investment Advisers Act of 1940, the Firm has custody of these assets.
Accordingly, the Firm implements certain policies and procedures which seek to safeguard investor assets on behalf of the Fund including, but not limited to,
1.Disclose in Parts I and 2A of the Form ADV that the Firm has custody of client assets.

2.Assets are maintained with a qualified custodian.
3.The Administrator will provide investors with account statements on at least a quarterly basis.
4.Annual audited financial statements performed by an independent public accountant registered with the Public Company Accounting Oversight Board will be sent to the Fund’s investors.
Safeguarding of Investor Assets
The Firm seeks to ensure the safekeeping of investor assets through the consistent application of its policies and procedures, as well as the periodic reviews of investor and client portfolios, cash flows in these accounts, and standardized billing processes. These periodic reviews are conducted by members of the Firm’s back office professionals, CAO, and the Compliance Team. In addition, imbedded into the asset safeguarding practices employed by the Firm is the strength of fund disbursement procedures followed by Administrators and banks through whom the Firm conducts business. In conjunction with “separation of duties” among Employees, the Firm believes these safeguards substantially mitigate the chance of the misappropriation of investor assets.
Books and Records Requirements
In addition to the general books and records requirement under Rule 204‐2(a), Private Fund Advisers that have custody of investor’ funds or securities must maintain the following books and records:

1.A journal or other record showing all client capital contributions, redemptions, purchases, sales, receipts and deliveries of securities for such accounts and all other debits and credits to such accounts.
2.A separate ledger account for each investor showing all purchases, sales, receipts and deliveries of securities, the date and price of each such purchase and sale, and all debits and credits.
3.Copies of confirmations of all transactions effected by or for the account of any such client.
4.A record for each security in which any such client has a position, which will show the name of each such client having any interest in each security, the amount or interest, and the location of each such security.

COMPLIANCE MANUAL ACKNOWLEDGEMENT FORM

FOR REFERENCE ONLY - ALL ACKNOWLEDGEMENTS ARE TO BE SUBMITTED VIA THE ACA COMPLIANCE ALPHA PLATFORM

By signing electronically, I hereby acknowledge that,
◦I have received and am responsible for reading and understanding the Firm’s compliance policies and procedures (the “Policies and Procedures”);
◦I will comply in all material respects with the Policies and Procedures that are applicable to me for the duration of my employment with the Firm; and,
◦I will promptly report any violations of the Policies and Procedures to the CCO.

Employee Signature

Employee (Print Name)

Date

Though all of the materials covered in the Policies and Procedures are important, Employees should pay particular attention to the information pertaining specifically to their responsibilities and to those sections intended for all Employees. All questions regarding the Policies and Procedures should be directed to the CCO.